Exhibit 10.1

CREDIT AGREEMENT

among

UNITED ONLINE, INC.,

VARIOUS LENDERS,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

Dated as of December 3, 2004

DEUTSCHE BANK SECURITIES INC.,
as LEAD ARRANGER and BOOK MANAGER

i

SECTION 7.	Conditions Precedent to Incurrence of Term Loans on the Borrowing Date	51

7.01.	Effective Date; Notes	51
7.02.	Officer’s Certificate	51
7.03.	Opinions of Counsel	52
7.04.	Company Documents; Proceedings; etc.	52
7.05.	Consummation of the Tender Offer and Share Repurchase; Cash on Hand	52
7.06.	Adverse Change, Approvals	52
7.07.	Litigation	53
7.08.	Subsidiaries Guaranty	53
7.09.	Pledge Agreement	53
7.10.	Security Agreement	53
7.11.	Solvency Certificate; Insurance Certificates	54
7.12.	Shareholders’ Agreements; Existing Indebtedness Agreements	54
7.13.	Fees, etc.	54
7.14.	No Default; Representations and Warranties	54
7.15.	Notice of Borrowing	55
7.16.	Credit Ratings	55

SECTION 8.	Representations, Warranties and Agreements	55

8.01.	Company Status	55
8.02.	Power and Authority	56
8.03.	No Violation	56
8.04.	Approvals	56
8.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	56
8.06.	Litigation	58
8.07.	True and Complete Disclosure	58
8.08.	Use of Proceeds; Margin Regulations	58
8.09.	Tax Returns and Payments	59
8.10.	Compliance with ERISA	59
8.11.	Security Documents	61
8.12.	Properties	61
8.13.	Capitalization	62
8.14.	Subsidiaries	62
8.15.	Compliance with Statutes, etc.	62
8.16.	Investment Company Act	62
8.17.	Public Utility Holdings Company Act	63
8.18.	Environmental Matters	63
8.19.	Employment and Labor Relations	63
8.20.	Intellectual Property, etc.	64
8.21.	Indebtedness	64
8.22.	Insurance	64

SECTION 9.	Affirmative Covenants	64

9.01.	Information Covenants	64

9.02.	Books, Records and Inspections; Annual Meetings	67
9.03.	Maintenance of Property; Insurance	67
9.04.	Existence; Franchises	68
9.05.	Compliance with Statutes, etc.	68
9.06.	Compliance with Environmental Laws	68
9.07.	ERISA	69
9.08.	End of Fiscal Years; Fiscal Quarters	70
9.09.	Performance of Obligations	70
9.10.	Payment of Taxes	71
9.11.	Use of Proceeds	71
9.12.	Additional Security; Further Assurances; etc.	71
9.13.	Ownership of Subsidiaries; etc.	72
9.14.	Share Repurchase	73
9.15.	Interest Rate Protection	73
9.16.	Permitted Acquisitions	73

SECTION 10.	Negative Covenants	74

10.01.	Liens	74
10.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	77
10.03.	Dividends	80
10.04.	Indebtedness	81
10.05.	Advances, Investments and Loans	84
10.06.	Transactions with Affiliates	88
10.07.	Capital Expenditures	89
10.08.	Fixed Charge Coverage Ratio	90
10.09.	Senior Leverage Ratio	91
10.10.	Total Leverage Ratio	91
10.11.	Limitations on Voluntary Payments of Indebtedness, Modifications of Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	91
10.12.	Limitation on Certain Restrictions on Subsidiaries	92
10.13.	Limitation on Issuance of Equity Interests	93
10.14.	Business; etc.	94
10.15.	Limitation on Creation of Subsidiaries and Joint Ventures	94
10.16.	Cash on Balance Sheet	95

SECTION 11.	Events of Default	95

11.01.	Payments	95
11.02.	Representations, etc.	95
11.03.	Covenants	95
11.04.	Default Under Other Agreements	95
11.05.	Bankruptcy, etc.	96
11.06.	ERISA	96
11.07.	Security Documents	97
11.08.	Subsidiaries Guaranty	97
11.09.	Judgments	97

11.10.	Change of Control	97
11.11.	Subordination	98

SECTION 12.	The Administrative Agent	98

12.01.	Appointment	98
12.02.	Nature of Duties	99
12.03.	Lack of Reliance on the Administrative Agent	99
12.04.	Certain Rights of the Administrative Agent	99
12.05.	Reliance	100
12.06.	Indemnification	100
12.07.	The Administrative Agent in its Individual Capacity	100
12.08.	Holders	100
12.09.	Resignation by the Administrative Agent	101
12.10.	Collateral Matters	101
12.11.	Delivery of Information	102

SECTION 13.	Miscellaneous	102

13.01.	Payment of Expenses, etc.	102
13.02.	Right of Setoff	104
13.03.	Notices	104
13.04.	Benefit of Agreement; Assignments; Participations	104
13.05.	No Waiver; Remedies Cumulative	106
13.06.	Payments Pro Rata	106
13.07.	Calculations; Computations	107
13.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	107
13.09.	Counterparts	108
13.10.	Execution	108
13.11.	Headings Descriptive	109
13.12.	Amendment or Waiver; etc.	109
13.13.	Survival	110
13.14.	Domicile of Term Loans	110
13.15.	Register	110
13.16.	Confidentiality	111
13.17.	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	111
13.18.	Limitation on Additional Amounts, etc.	112
13.19.	Post-Closing Actions	113

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Real Property
SCHEDULE IV	Plans
SCHEDULE V	Existing Indebtedness
SCHEDULE VI	Insurance
SCHEDULE VII	Existing Liens
SCHEDULE VIII	Existing Investments
SCHEDULE IX	Subsidiaries
SCHEDULE X	Restructuring Charges
SCHEDULE XI	Capitalization
SCHEDULE XII	Existing Letters of Credit

SCHEDULE XIII	Tax Matters

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Note
EXHIBIT C	Form of Section 5.04(b)(ii) Certificate
EXHIBIT D	[Reserved]
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	Form of Subsidiaries Guaranty
EXHIBIT G	Form of Pledge Agreement
EXHIBIT H	Form of Security Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	[Reserved]
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Intercompany Note
EXHIBIT M	Form of Shareholder Subordinated Note

v

CREDIT AGREEMENT, dated as of December 3, 2004, among UNITED ONLINE, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, and DEUTSCHE BANK SECURITIES INC., as Lead Arranger.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.           Definitions and Accounting Terms.

1.01.        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Change” refers to a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or changes in application of principles required or preferred by the Borrower’s independent auditors.

“Acquired EBITDA” shall mean, for any Acquired Entity or Business for any period, the Consolidated EBITDA as determined for such Acquired Entity or Business on a basis substantially the same (with necessary reference changes) as provided in the definition of Consolidated EBITDA contained herein, except that (i) all references therein and in the component definitions used in determining Consolidated EBITDA to “the Borrower and its Subsidiaries” shall be deemed to be references to the respective Acquired Entity or Business and (ii) the adjustments contained in clauses (I)(vi) and (vii) of the first sentence, and the adjustments contained in the last sentence, of the definition of Consolidated EBITDA shall not be made.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of such acquisition, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Wholly-Owned Subsidiary of the Borrower, with the Borrower or such Wholly-Owned Subsidiary of the Borrower, as the case may be, being the surviving Person).

“Additional Mortgage Documents” shall have the meaning provided in Section 9.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and executive officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication and net of cash and Cash Equivalents held by the respective Acquired Entity or Business at the time of such Permitted Acquisition) of (i) the fair market value of the Borrower Common Stock (based on the average closing trading price of the Borrower Common Stock for the 15 trading days immediately prior to the date of such Permitted Acquisition on the stock exchange on which Borrower Common Stock is listed or, if Borrower Common Stock is not so listed, the good faith determination of the senior management of the Borrower) issued as consideration in connection with such Permitted Acquisition (excluding Borrower Common Stock that may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business), (ii) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries as consideration for such Permitted Acquisition and all contingent cash purchase price, earn-out, non-compete and other similar obligations of the Borrower and its Subsidiaries incurred and reasonably expected to be incurred in cash in connection therewith (as determined in good faith by the Borrower), (iii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 10.04, (iv) the aggregate liquidation preference of all Qualified Preferred Stock issued as consideration in connection with such Permitted Acquisition (excluding Qualified Preferred Stock that may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business), and (v) the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Annual Permitted Acquisition Basket Amount” shall mean, at any time during any fiscal year of the Borrower, an amount equal to the sum of (x) $20,000,000 plus (y) to the extent the consideration utilized (or then being utilized) to finance one or more Permitted Acquisitions consummated (or then being consummated) in such fiscal year includes (i) cash on hand (except to the extent resulting from the sale or issuance of Equity Interests or Indebtedness), (ii) Borrower Common Stock, (iii) Qualified Preferred Stock and/or (iv) Net Cash Proceeds from any sale or issuance of Equity Interests of the Borrower (other than Permitted Disqualified Preferred Stock) consummated during such fiscal year which (I) are not required to be applied as a mandatory repayment of Term Loans pursuant to Section 5.02(c) and (II) are certified in writing by an Authorized Officer of the Borrower to the Administrative Agent as “Net Cash Proceeds Applied To The Applicable Annual Permitted Acquisition Basket Amount” on the date of consummation of the respective Permitted Acquisition, the lesser of (A) $15,000,000 and (B) the sum (without duplication) of (w) aggregate amount of such cash on hand, (x) the fair market value of such Borrower Common Stock (based on the average closing trading price of the Borrower Common Stock for the 15 trading days immediately prior to the date of such Permitted Acquisition on the stock exchange on which Borrower Common Stock is listed or, if Borrower Common Stock is not so listed, the good faith determination of the senior management of the Borrower), (y) the Fair Market Value of such Qualified Preferred Stock and (z) such Net Cash Proceeds, in any such case so utilized (or then being utilized) to finance the respective Permitted Acquisition or Permitted Acquisitions; provided that if (i) calculations are made by the Borrower demonstrating compliance with a Senior Leverage Ratio of less than 1.0:1.0 at such time, determined on a Pro Forma Basis (after giving effect to the respective Permitted Acquisition and the incurrence and/or assumption of Indebtedness in connection therewith as if same had been consummated on the first day of the respective Calculation Period) and (ii) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying, to the best of his or her knowledge, as to compliance with the requirements of preceding sub-clause (i) (and containing the calculations required thereby), the Applicable Annual Permitted Acquisition Basket Amount at such time shall instead be $50,000,000.

“Applicable Margin” shall mean, at any time, a percentage per annum equal to (i) in the case of Term Loans maintained as Base Rate Loans, 2.50%, and (ii) in the case of Term Loans maintained as Eurodollar Loans, 3.50%.

“Applicable Prepayment Percentage” shall mean, at any time, (i) in the case of any sale or issuance of common Equity Interests or Qualified Preferred Stock of the Borrower or any capital contribution to the Borrower, 50%; provided that, so long as no Default or Event of Default has occurred and is continuing, if the Senior Leverage Ratio is less than 1.0:1.0 (as set forth in the officer’s certificate delivered pursuant to Section 9.01(f) for the fiscal quarter or fiscal year, as the case may be, of the Borrower then last ended for which financial statements are available), the Applicable Prepayment Percentage shall instead be 0% and (ii) in the case of (x) any issuance of Preferred Equity by the Borrower (other than Qualified Preferred Stock) or any of its Subsidiaries or (y) any sale or issuance of common Equity Interests by, or any capital contribution to, any Subsidiary of the Borrower, 100%.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) but excluding (I) sales of assets pursuant to Sections 10.02(ii), (vi), (vii), (viii), (x), (xii), (xiii), (xiv) and (xv) and (II) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $500,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, the president, any vice president, the chief financial officer, principal accounting officer, any treasurer or any controller of the Borrower; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Available Basket Amount” shall mean, on any date of determination, an amount equal to the sum of (i) $10,000,000 plus (ii) the Excess Proceeds Amount at such time minus (iii) the aggregate amount of Investments made (including for such purpose the Fair Market Value of any assets contributed to any Joint Venture, net of Indebtedness and, without duplication, Capitalized Lease Obligations assigned to, and assumed by, the respective Joint Venture in connection therewith) pursuant to Section 10.05(x) after the Effective Date, minus (iv) the aggregate principal amount of Indebtedness or other obligations (whether absolute, accrued, contingent or otherwise and whether or not due) of any Joint Venture for which the Borrower or any of its Subsidiaries (other than the respective Joint Venture) is liable (with the amount of any such other obligations to be determined in good faith by senior management of the Borrower), minus (v) all payments made by the Borrower or any of its Subsidiaries (other than the respective Joint Venture) in respect of Indebtedness or other obligations of the respective Joint Venture (including, without limitation, payments in respect of obligations described in preceding clause (iv)) after the Effective Date, minus (vi) the aggregate amount of Investments made (including for such purpose the Fair Market Value of any assets contributed to any Foreign Subsidiary, net of Indebtedness and, without duplication, Capitalized Lease Obligations assigned to, and assumed by, the respective Foreign Subsidiary in connection therewith) pursuant to Section 10.05(xv) after the Effective Date, plus (vii) the amount of any increase to the Available Basket Amount made after the Effective Date in accordance with the provisions of Sections 10.05(x) and (xv).  In connection with the foregoing, it is understood that the acquisition of an Acquired Entity or Business which has ownership interests in one or more Joint Ventures or Foreign

Subsidiaries, pursuant to a Permitted Acquisition effected in accordance with the relevant requirements of this Agreement shall not be deemed to constitute an Investment pursuant to Section 10.05(x) or (xv), as the case may be, and the Available Basket Amount shall not be reduced as a result of the payment of consideration owing to effect such Permitted Acquisition (although the Available Basket Amount would be affected to the extent additional Investments are made in the respective Joint Venture or Foreign Subsidiary pursuant to Section 10.05(x) or (xv), as the case may be).

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 8.13.

“Borrowing” shall mean the borrowing of one Type of Term Loan from all the Lenders on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Borrowing Date” shall mean the date occurring on or within 10 Business Days following the Effective Date on which Term Loans are incurred.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such event for which financial statements are available.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than four years from the date of acquisition, (ii) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within four years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, eurodollar time deposits, overnight bank deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having at the time of acquisition, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than four years from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above at the time of acquisition, (v) commercial paper issued by any Person incorporated in the United States rated at the time of acquisition at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than four years after the date of acquisition by such Person, (vi) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (iii) above at the time of acquisition, (vii) investments in money market funds whose assets are primarily comprised of securities of the types described in clauses (i) through (vi) above and (viii) in the case of any Foreign Subsidiary only, (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (y) investments of the type and maturity (or if less, a maturity of one year) described above in clauses (i) through (vii) above of foreign obligors which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) investments of the type and maturity (or if less, a maturity of one year) described above in clauses (i) through (vii) above of foreign obligors which investments or obligors are not rated as provided in such clauses or in clause (y) above but which are, in the reasonable judgment of the Borrower or its Subsidiaries, comparable in investment quality to such investment and obligors.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 11.06.

“Change of Control” shall mean (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Effective Date) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Borrower’s capital stock, (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) a “change of control” or similar event shall occur as provided in any Permitted Subordinated Notes Document, any Qualified Preferred Stock Document or any Permitted Disqualified Preferred Stock Document.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Classmates Acquisition” shall mean the acquisition by the Borrower of all of the capital stock of Classmates Online by way of a merger of Mariner Acquisition Corp. with and into Classmates Online (with Classmates Online to be the surviving corporation of such merger) pursuant to, and in accordance with, the terms of the Classmates Acquisition Agreement.

“Classmates Acquisition Agreement” shall mean the Agreement and Plan of Merger, dated as of October 23, 2004, among the Borrower, Mariner Acquisition Corp. and Classmates Online, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Classmates Acquisition Documents” shall mean the Classmates Acquisition Agreement and all other agreements and documents relating to the Classmates Acquisition.

“Classmates Online” shall mean Classmates Online, Inc., a Washington corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral and all Mortgaged Properties.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Commitment,” as the same may be reduced or terminated pursuant to Sections 4.03 and/or 11.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by (I) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iv) amortization of intangibles (including, but not limited to, goodwill) during such period, (v) any non-cash charge (including, without limitation, any non-cash loss associated with the sale or write-down of assets not in the ordinary course of business (including any write-down of goodwill pursuant to FASB 142 or any write-downs of discontinued operations pursuant to FASB 144), non-cash restructuring charges, non-cash merger-related costs, non-cash relocation costs and non-cash stock-based charges) incurred by the Borrower and its Subsidiaries during such period (except to the extent any such charge will require a cash payment in a future period (other than the payment of cash taxes on behalf of an employee in connection with the acquisition of stock pursuant to restricted stock or restricted stock right arrangements), (vi) for any period which includes any portion of any fiscal quarter set forth on Schedule X, an amount up to the amount set forth under the caption “Restructuring Charges” on Schedule X, to the extent such Restructuring Charges were actually recorded or accrued during such period for the purpose specified on Schedule X for such Restructuring Charges, (vii) in the case of any period during which fees and expenses are incurred in connection with the Transaction, the amount of all such fees and expenses incurred during period and (viii) losses or expenses associated with the extinguishment of debt and (II) subtracting therefrom, to the extent included in arriving at Consolidated Net Income for such period, without duplication, the amount of (i) non-cash gains during such period, (ii) extraordinary gains during such period and (iii) any gains from the sale of assets not in the ordinary course of business.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.   Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, the Senior Leverage Ratio and the Total Leverage Ratio, to the extent the amount of Consolidated EBITDA is to be determined for any Test Period which ends on or prior to September 30, 2005, the amount of Consolidated EBITDA for all portions of such period occurring prior to the Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness (excluding Indebtedness described in clauses (ii), (iii) (to the extent relating to clause (ii), (v) and (vi)), (v) and (vi) of the definition of Indebtedness) of the

Borrower and its Subsidiaries (on a consolidated basis) that would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (ii) of the definition of Indebtedness, to the extent the aggregate amount of such Indebtedness exceeds $5,000,000 (with only the amount in excess of $5,000,000 to be included in the determination of “Consolidated Indebtedness”) and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person (other than a Credit Party) of the type referred to in preceding clauses (i) and (ii); provided that, for purposes of this definition (and notwithstanding any contrary treatment by GAAP), any Permitted Disqualified Preferred Stock shall be treated as “Indebtedness”, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such Permitted Disqualified Preferred Stock deemed to be a component of “Consolidated Indebtedness”.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs (including, without limitation, fees and expenses payable in connection with the Credit Documents and other financing costs payable in connection with the Transaction or in respect of Interest Rate Protection Agreements and Other Hedging Agreements) for such period and any interest expense actually “paid-in-kind” or accreted during such period, plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period plus (iii) the product of (x) the amount of all cash Dividend requirements (whether or not declared or paid) on Permitted Disqualified Preferred Stock paid, accrued or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate of the Borrower as reflected in the audited consolidated financial statements of the Borrower for its most recently completed fiscal year, which amounts described in this clause (iii) shall be treated as interest expense of the Borrower and its Subsidiaries for purposes of this definition regardless of the treatment of such amounts under GAAP, in each case net of the total consolidated cash interest income of the Borrower and its Subsidiaries for such period and net of cash payments received by the Borrower or any of its Subsidiaries under any Interest Rate Protection Agreement during such period, but excluding the amortization of any deferred financing costs or of any costs in respect of any Interest Rate Protection Agreement.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests, to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income

(or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; provided that the net income of a Subsidiary Guarantor shall not be excluded pursuant to preceding clause (iii), except to the extent its performance under the Subsidiaries Guaranty is not permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary Guarantor.

“Consolidated Senior Indebtedness” shall mean, at any time, the sum of (i) all Consolidated Indebtedness at such time less (ii) the aggregate outstanding principal amount of all Indebtedness subordinated in right of payment to the prior payment in full of the Obligations on terms acceptable to the Administrative Agent in its sole discretion at such time (including, in any event, any Permitted Subordinated Notes, any Permitted Exchange Subordinated Notes and any Shareholder Subordinated Notes outstanding at such time) less (iii) the “amount” (if any) of Permitted Disqualified Preferred Stock deemed to be included as “Consolidated Indebtedness” at such time pursuant to the definition thereof.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director if such director’s nomination for the election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any equivalent distribution, payment or delivery of property (other than common Equity Interests or options or warrants to acquire Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than consideration constituting common Equity Interests of such Person) any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, except to the extent such payments have reduced Consolidated EBITDA during the respective period.

“Documents” shall mean, collectively, the Credit Documents and the Tender Offer Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Effective Date” shall have the meaning provided in the preamble to Section 6.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans in the ordinary course of its business or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any applicable, final and legally binding judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to Hazardous Materials); and any applicable state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“Eurodollar Loan” shall mean each Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the

Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (iii) any cash payment received by the Borrower or any of its Subsidiaries during such period in respect of a non-cash gain or credit from a prior Excess Cash Payment Period, to the extent such non-cash gain or credit was deducted in calculating Adjusted Consolidated Net Income in such prior Excess Cash Payment Period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, Asset Sale proceeds (to the extent not included in Adjusted Consolidated Net Income during such period), insurance proceeds (to the extent not included in Adjusted Consolidated Net Income during such period) or Indebtedness), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries during such period (other than (1) repayments made with the proceeds of Asset Sales (to the extent not included in Adjusted Consolidated Net Income during such period), equity issuances, insurance (to the extent not included in Adjusted Consolidated Net Income during such period) or Indebtedness and (2) payments of Term Loans, provided that repayments of Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment pursuant to Section 5.02(b) or (y) made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by the Borrower and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, Asset Sale proceeds (to the extent not included in Adjusted Consolidated Net Income during such period), insurance proceeds (to the extent not included in Adjusted Consolidated Net Income during such period) or Indebtedness), (v) the aggregate amount of cash Dividends paid by the Borrower pursuant to Section 10.03(iv) during such period, (vi) the aggregate amount of all cash payments in respect of Investments permitted under Sections 10.05(x) and (xv) and (vii) any cash payment made by the Borrower or any of its Subsidiaries during such period in respect of a non-cash charge or loss incurred or accrued in a prior Excess Cash Payment Period, to the extent such non-cash charge or loss was added back in the calculation of Adjusted Consolidated Net Income in such prior Excess Cash Payment Period.

“Excess Cash Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ended December 31, 2005).

“Excess Cash Payment Period” shall mean, with respect to the repayment required on any Excess Cash Payment Date, the immediately preceding fiscal year of the Borrower.

“Excess Proceeds Amount” shall initially be $0, which amount shall be (A) increased (i) on each Excess Cash Payment Date, so long as any repayment required pursuant to Section 5.02(f) has been made, by an amount equal to 50% of the Excess Cash Flow for the then applicable Excess Cash Payment Period and (ii) on the date of the receipt by the Administrative Agent of an officer’s certificate from an Authorized Officer of the Borrower certifying that (I) the Borrower has received Net Cash Proceeds from a sale or issuance of Equity Interests of the Borrower (other than Permitted Disqualified Preferred Stock), (II) any repayment pursuant to Section 5.02(c) that is required to be made with such Net Cash Proceeds pursuant to said Section has been made and (III) the portion of such Net Cash Proceeds not required to be applied as a mandatory repayment of Term Loans pursuant to Section 5.02(c) and which is to be included in the determination of “Excess Proceeds Amount” has not been used (and is not intended to be used) to finance a Permitted Acquisition, by an amount equal to the Net Cash Proceeds from such sale or issuance multiplied by a percentage equal to 100% minus the Applicable Prepayment Percentage then in effect, and (B) reduced on each Excess Cash Payment Date where Excess Cash Flow for the immediately preceding Excess Cash Payment Period is a negative number, by such amount (it being understood that the Excess Proceeds Amount may be reduced to an amount below zero after giving effect to the reduction contemplated by this clause (B)).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Permitted Junior Capital Amount” shall mean, at any time, $50,000,000; provided that (i) if calculations are made by the Borrower demonstrating compliance with a Senior Leverage Ratio of less than 0.75:1.00 at such time, determined on a Pro Forma Basis (after giving effect to the respective issuance of Permitted Subordinated Notes or Permitted Disqualified Preferred Stock, as the case may be, and the application of the Net Cash Proceeds therefrom as if same had been consummated on the first day of the respective Calculation Period) and (ii) the Borrower shall furnish to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying, to the best of his or her knowledge, as to compliance with the requirements of preceding sub-clause (i) (and containing the calculations required thereby), the Excluded Permitted Junior Capital Amount at such time shall instead be $75,000,000.

“Execution Date” shall have the meaning provided in Section 13.10.

“Existing Indebtedness” shall have the meaning provided in Section 6.02(c).

“Existing Indebtedness Agreements” shall have the meaning provided in Section 7.12(ii).

“Existing Letters of Credit” shall mean each of the letters of credit described on Schedule XII.

“FASB 142” shall mean Statement of Financial Accounting Standards No. 142 issued on June 29, 2001 by the Financial Accounting Standards Board.

“FASB 144” shall mean Statement of Financial Accounting Standards No. 144 issued in August, 2001 by the Financial Accounting Standards Board.

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a delegation of authority by such board of directors or governing body, a senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a)  Consolidated EBITDA for such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the scheduled principal amount of all scheduled amortization payments on all Indebtedness of the Borrower and its Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof), (iii) the amount of all cash payments made by the Borrower and its Subsidiaries in respect of income taxes or income tax liabilities during such period (net of cash tax refunds received by the Borrower and its Subsidiaries during such period and excluding taxes related to asset sales not in the ordinary course of business), (iv) the aggregate amount of all cash Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures, to the extent financed with equity proceeds, Asset Sale proceeds, insurance proceeds or Indebtedness) and (v) the aggregate amount of all cash Dividends (including stock repurchases) made or paid by the Borrower during such period (excluding any Dividends made or paid by the Borrower pursuant to Sections 10.03(iii) and (iv) during such period).  Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent the amount of Fixed Charges is to be determined for any Test Period which ends on or prior to September 30, 2005, the amount of

Fixed Charges for all portions of such period occurring prior to the Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that, except as otherwise specifically provided herein, for purposes of computations of Excess Cash Flow and the Senior Leverage Ratio, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 10.07 through 10.10, inclusive, GAAP shall be determined on the basis of such principles in effect on the date of, and consistent with those used in, the preparation of the most recent audited financial statements described in Section 8.05(a).  In the event that any Accounting Change shall occur and result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated under any applicable Environmental Law.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, and (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Insignificant Subsidiary” shall mean any Subsidiary of the Borrower that has consolidated gross assets which, if aggregated with the consolidated gross assets of all other Subsidiaries of the Borrower with respect to which an event described under Section 11.05 or 11.09 has occurred and is continuing, would not exceed 2.50% of the consolidated gross assets of the Borrower and its Subsidiaries taken as a whole.

“Intercompany Debt” shall mean any Indebtedness, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 10.05(vii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Debt, duly executed and delivered substantially in the form of Exhibit L (or such other form as shall be satisfactory to the Administrative Agent in its reasonable discretion), with blanks completed in conformity herewith.

“Intercompany Scheduled Existing Indebtedness” shall have the meaning provided in Section 6.02(c).

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Joint Venture” shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of the Borrower, (i) in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) and (ii) which is engaged in a Permitted Business.

“Juno India” shall mean Juno Online Services Private Development Limited, a corporation organized under the laws of India.

“Lead Arranger” shall mean Deutsche Bank Securities Inc., in its capacity as Lead Arranger and Book Manager, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform in any material respect its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean December 13, 2008.

 “Maximum Junior Capital Amount” shall mean, at any time, the remainder of (i) $100,000,000 minus (ii) the aggregate principal amount of all Permitted Subordinated Notes repaid after the Effective Date minus (iii) the aggregate liquidation preference of all Permitted Disqualified Preferred Stock redeemed, repurchased or otherwise acquired for value by the Borrower after the Effective Date.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a repayment of Term Loans pursuant to Section 5.02, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory, accounting, printing and other fees and expenses associated therewith) received from any such event.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 60 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated, combined, unitary or similar group or any Subsidiary of the Borrower as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than 270 days following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Anca Trifan, Facsimile: 212-797-5692 or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Payment Office” shall mean the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention:  Anca Trifan, Facsimile: 212-797-5692 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquired Debt” shall have the meaning set forth in Section 10.04(iv).

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving corporation) or with a Wholly-Owned Subsidiary of the Borrower (so long as the surviving corporation is a Wholly-Owned Subsidiary)), provided that (in each case) (A) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no other Equity Interests of any other Person unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of such Acquired Entity or Business, (1) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such

Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (3) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 80% of the total value of all the assets owned by of such Acquired Entity or Business and its subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (B) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a Permitted Business and (C) all requirements of Sections 9.16, 10.02 and 10.15 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Business” shall mean the provision of internet-related services and products and any other business or activities as may be substantially similar, incidental, ancillary or related thereto, and reasonable extensions of the foregoing.

“Permitted Disqualified Preferred Stock” shall mean any Preferred Equity of the Borrower, all terms and conditions of which (including covenants, defaults, remedies, redemption provisions, maturity, voting provisions, dividend rate and cash-pay limitations), and the documentation therefor, are on market terms for a placement of preferred equity securities and are otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders (it being understood that, after the Administrative Agent has approved the relevant documentation with respect to any Permitted Disqualified Preferred Stock, such documentation shall be distributed to the Lenders and, if a given Lender has not objected to the terms of the relevant documentation within 5 Business Days after delivery thereof, such terms, conditions and documentation shall be deemed satisfactory to such Lender); provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, the terms of any such Preferred Equity shall not contain any mandatory redemption, repayment, sinking fund or similar provision prior to the date occurring 180 days following the Maturity Date (except upon the occurrence of a “change of control” or similar event (including Asset Sales), in each case so long the provisions relating to a “change of control” or similar event included in the Permitted Disqualified Preferred Stock Documents provide that either (I) the consent of the Required Lenders shall have been obtained or (II) the Obligations shall have been paid in full in cash, in either case prior to the satisfaction of such provisions in the Permitted Disqualified Preferred Stock Documents).

“Permitted Disqualified Preferred Stock Documents” shall mean any Permitted Disqualified Preferred Stock and any certificate of designation or other agreement governing such Permitted Disqualified Preferred Stock, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Exchange Subordinated Notes” shall mean senior subordinated notes issued in exchange for Permitted Subordinated Notes pursuant to the relevant Permitted Subordinated Notes Indenture, which Permitted Exchange Subordinated Notes are substantially identical securities to the originally issued Permitted Subordinated Notes and shall be issued pursuant to a registered exchange offer or private exchange offer for the Permitted Subordinated Notes on market terms reasonably satisfactory to the Administrative Agent; provided that in no event will the issuance of any Permitted Exchange Subordinated Notes increase the aggregate principal amount of Permitted Subordinated Notes theretofore outstanding or otherwise result in an increase in the interest rate applicable to the Permitted Subordinated Notes theretofore outstanding.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund any Scheduled Existing Indebtedness, Permitted Acquired Debt or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) except in the case of Intercompany Debt, such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (b) such extension, refinancing, renewal, replacement or refunding does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding (except to the extent of fees and interest on such Indebtedness) or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replaced or refunded, (c) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being extended, renewed, refinanced, replaced or refunded, and (d) except in the case of Intercompany Debt, all other terms of such extension, refinancing, renewal, replacement or refunding (including, without limitation, with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies) are not less favorable in any material respect to the respective borrower than those previously existing with respect to the Indebtedness being extended, refinanced, renewed, replaced or refunded; provided, however, that any Intercompany Scheduled Existing Indebtedness (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as provided above in this definition) may only be extended, refinanced, renewed, replaced or refunded as provided above in this definition if the Indebtedness so extended, refinanced, renewed, replaced or refunded has the same obligors(s) and obligee(s) as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

“Permitted Subordinated Notes” shall mean any Indebtedness of the Borrower evidenced by subordinated notes and incurred pursuant to one or more issuances of such subordinated notes, all of terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are on market terms for a private placement of subordinated notes under Rule 144A of the Securities Act and are otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders (it being understood that, after the Administrative Agent has approved the relevant documentation with respect to any Permitted Subordinated Notes, such documentation shall be distributed to the Lenders and, if a given Lender has not objected to the terms of the relevant documentation within 5 Business Days after delivery thereof, such terms, conditions and documentation shall be deemed satisfactory to such Lender), as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than a Subsidiary Guarantor and (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring 180 days following the Maturity Date.  As used in this Agreement (other than this definition), the term “Permitted Subordinated Notes” shall include any Permitted Exchange Subordinated Notes issued pursuant to the Permitted Subordinated Notes Indenture in exchange for outstanding Permitted Subordinated Notes, as contemplated by the definition of “Permitted Exchange Subordinated Notes”.

“Permitted Subordinated Notes Documents” shall mean, on and after the execution and delivery thereof, each Permitted Subordinated Notes Indenture, the Permitted Subordinated Notes and all other documents relating to each issuance of the Permitted Subordinated Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Subordinated Notes Indenture” shall mean any indenture or similar agreement entered into in connection with an issuance of Permitted Subordinated Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and with respect to a pension plan subject to Title IV of ERISA, each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 7.09.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock and any Permitted Disqualified Preferred Stock.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) and the issuance of any Preferred Equity (other than Qualified Preferred Stock) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Preferred Equity had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) and any Preferred Equity (other than Qualified Preferred Stock) after the first day of the relevant Test Period or Calculation Period as if such Indebtedness or Preferred Equity had been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and (z) the Permitted Acquisition or the Significant Asset Sale, as the case may be, then being consummated, as well as any other Permitted Acquisition or any other Significant Asset Sale if (but only if) the same has been consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or the respective Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i)            all Indebtedness and Preferred Equity (other than Qualified Preferred Stock) (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions)

incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the such Test Period or Calculation Period, as the case may be and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 9.16) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination (and thereafter, in the case of projections pursuant to Section 9.16);

(ii)           all Indebtedness and Preferred Equity (other than Qualified Preferred Stock) assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness or Preferred Equity or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Preferred Equity (although interest expense or Dividend requirements with respect to any Indebtedness or Preferred Equity, as the case may be, for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness and Preferred Equity (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest or accruing dividends at a floating dividend rate shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii)          in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Calculation Period or Test Period (or thereafter, for determinations pursuant to Sections 9.16, 10.03(iv), 10.04(vi) and 10.13(c) and the definitions of “Applicable Annual Permitted Acquisition Basket Amount” and “Excluded Permitted Junior Capital Amount” only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated November 2004 and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Effective Date.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower which (x) provides by its terms that Dividends thereon shall not be required to be paid in cash at any time (and to the extent) that such payment would be prohibited by the terms of this

Agreement and (y) by its terms (or the terms of any security into which it is convertible or for which it is exchangeable) does not mature and does not contain any mandatory redemption, put, repurchase, repayment, sinking fund or other similar provision (including, without limitation, upon the occurrence of a “change of control event” or a sale of all or substantially all of the assets of the Borrower and its Subsidiaries) or any right on the part of the holder thereof to require the repurchase or redemption thereof, in whole or in part, in any such case prior to the date occurring one year after the Term Loan Maturity Date (or, in the case (and only in the case) of a mandatory put or redemption upon the occurrence of a “change of control event” or the sale of all or substantially all the assets of the Borrower and its Subsidiaries or another asset sale, the earlier to occur of (I) the date upon which all outstanding Term Loans, interest and other Obligations owing hereunder shall have been repaid in full in cash and all of Notes and Commitments shall have been terminated and (II) the date on which the Borrower shall have obtained from the Required Lenders a consent to such put or redemption).

“Qualified Preferred Stock Documents” shall mean any Qualified Preferred Stock and any certificate of designation or other agreement governing such Qualified Preferred Stock, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34 or ..35 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose Commitments at such time (or, after the termination thereof, outstanding Term Loans at such time) represent at least 50.1% of the remainder of (x) the Total Commitment in effect at such time less (y) the Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Term Loans of Non-Defaulting Lenders at such time).

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of the Subsidiary Guarantors, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary Guarantor (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary Guarantor.

“Restricted Transaction” shall have the meaning provided in Section 10.02.

“Restructuring Charges” shall mean non-recurring and other one-time costs incurred by the Borrower in connection with (i) lease terminations, facility closures and the consolidation, relocation or elimination of operations and (ii) related severance costs and other costs incurred in connection with the termination, relocation and training of employees.

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc.

“Scheduled Existing Indebtedness” shall have the meaning provided in Section 6.02(c).

“Scheduled Repayment” shall have the meaning provided in Section 5.02(b).

“Scheduled Repayment Date” shall have the meaning provided in Section 5.02(b).

“SEC” shall have the meaning provided in Section 9.01(h).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 7.10.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Senior Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Senior Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Senior Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Senior Leverage Ratio pursuant to Sections 9.16, 10.03(iv), 10.04(vi) and 10.13(c) and the definitions of “Applicable Annual Permitted Acquisition Basket Amount” and “Excluded Permitted Junior Capital Amount”, Consolidated Senior Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Share Repurchase” shall have the meaning provided in Section 9.14(a).

“Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by the Borrower (and not guaranteed or supported in any way by the Borrower or any of its Subsidiaries) in the form of Exhibit M.

“Shareholders’ Agreements” shall have the meaning provided in Section 7.12(i).

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $2,500,000.

“Subsidiaries Guaranty” shall have the meaning provided in Section 7.08.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean (i) each Wholly-Owned Domestic Subsidiary of the Borrower on the Effective Date and (ii) each Wholly-Owned Domestic Subsidiary of the Borrower established, created or acquired after the Effective Date, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the percentage “50.1%” contained therein were changed to “66 2/3%.”

“Syndication Date” shall mean that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Tax Benefit” shall have the meaning set provided in Section 5.04(c).

“Taxes” shall have the meaning provided in Section 5.04(a).

“Tender Offer” have the meaning provided in Section 6.02(a).

“Tender Offer Account” shall mean a deposit account designated by the Borrower and acceptable to the Administrative Agent in which the cash to be utilized to make payments to the Tender Offer Paying Agent for the purpose of financing the Share Repurchase is to be deposited on the Borrowing Date and thereafter paid over to the Tender Offer Paying Agent when and as required to make payments to the shareholders whose shares are being repurchased pursuant to the Share Repurchase pursuant to the Tender Offer Documents.

“Tender Offer Adjustment Period” shall mean the 3 Business Day period following the Borrowing Date (or such longer period as shall be acceptable to the Administrative Agent in its sole discretion) during which the Borrower shall calculate the payments to be made to the shareholders of the Borrower Common Stock pursuant to the Share Repurchase (based on their respective shares tendered pursuant to the Tender Offer) in accordance with the Tender Offer Documents.

“Tender Offer Documents” shall mean all of the agreements and documents governing, or relating to, the Tender Offer and the Share Repurchase.

“Tender Offer Paying Agent” shall mean U.S. Stock Transfer Corporation and any successor thereto.

“Term Loan” shall have the meaning provided in Section 2.01.

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period; provided that notwithstanding anything to the contrary contained above or in Section 13.07 or otherwise required by GAAP, in the case of any Test Period ending prior to the first anniversary of the Effective Date, such period shall be a one-year period ending on the last day of the fiscal quarter of the Borrower then last ended, with any calculations of Fixed Charges and Consolidated EBITDA required in determining compliance with the Fixed Charge Coverage Ratio, the Senior Leverage Ratio or the Total Leverage Ratio, as the case may be, to be made on a pro forma basis in accordance with, and to the extent provided in, the immediately succeeding sentence.  To the extent the respective Test Period (i) includes the fiscal quarter of the Borrower ended March 31, 2004, Fixed Charges and Consolidated EBITDA for such fiscal quarter shall be deemed to be $13,435,000 and 27,572,000, respectively, (ii) includes the fiscal quarter of the Borrower ended June 30, 2004, Fixed Charges and Consolidated EBITDA for such fiscal quarter shall be deemed to be $15,492,000 and $31,123,000, respectively, (iii) includes the fiscal quarter of the Borrower ended September 30, 2004, Fixed Charges and Consolidated EBITDA for such fiscal quarter shall be deemed to be $18,640,000 and $33,499,000, respectively, and (iv) includes the fiscal quarter of the Borrower ended December 31, 2004, Fixed Charges and Consolidated EBITDA for such quarter shall be deemed to be $13,571,000 and $32,356,000, respectively, provided that any additional adjustments to the foregoing amounts required by the definition of Pro Forma Basis for occurrences after the Borrowing Date shall also be made.

“Third-Party Scheduled Existing Indebtedness” shall have the meaning provided in Section 6.02(c).

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio pursuant to Sections 9.16, 10.03(iv), 10.04(vi) and 10.13(c) and the definitions of “Applicable Annual Permitted Acquisition Basket Amount” and “Excluded Permitted Junior Capital Amount”, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Transaction” shall mean, collectively, (i) the consummation of Tender Offer, (ii) the consummation of the Share Repurchase, (iii) the entering into of the Credit Documents on the Effective Date and the incurrence of Term Loans on the Borrowing Date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than, in the case of any Foreign Subsidiary, director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time (other than, in the case of any Foreign Subsidiary, director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person).

1.02.        Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.           Amount and Terms of Credit.

2.01.        The Commitments.  Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Borrowing Date in an aggregate principal amount of not less than $100,000,000, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b) and subject to Section 2.06, all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), no more than two Borrowings of Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 60th day after the Borrowing Date (or, if later, the last day of the Interest Period applicable to the second Borrowing of Eurodollar Loans referred to below), each of which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and the first of which Borrowings may be made no earlier than the third Business Day, and no later than the seventh Business Day, after the Borrowing Date and the second of which Borrowings may only be made on the last day of the Interest Period of the first such Borrowing and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Commitment of such Lender on the Borrowing Date.  Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.02.        Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Term Loans shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than four Borrowings of Eurodollar Loans.

2.03.        Notice of Borrowing.  (a)  Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder, it shall give the Administrative Agent same day notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York time) on such day.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount of the Term Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Term Loans notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Term Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Term Loans, as the case may be, absent manifest error.

2.04.        Disbursement of Funds.  No later than 2:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

2.05.        Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)           The Note issued to each Lender shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Borrowing Date (or, if issued after the Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loan made by such Lender on the Borrowing Date (or, if issued after the Borrowing Date, be in a stated principal amount equal to the outstanding Term Loan of such Lender at such time) and be payable in the outstanding principal amount of the Term Loan evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans.

(d)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Term Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (c).  At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.

2.06.        Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made pursuant to one or more Borrowings of one or more Types of Term Loans into a Borrowing of another Type of Term Loan, provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent (on behalf of the Required Lenders) has given written notice that no such conversion is permitted while such Default or Event of Default is continuing, (iii) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 60th day after the Borrowing Date, conversions of Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the first or second Interest Period referred to in clause (B) of the proviso appearing in Section 2.01(iii) and so long as such conversion does not result in a greater number of Borrowings of Eurodollar Loans prior to the 60th day after the Borrowing Date as are permitted under Sections 2.01(iii), and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

2.07.        Pro Rata Borrowings.  All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

2.08.        Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)           The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c)           Overdue principal and interest shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by Term Loans.  All other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Term Loans that are maintained at Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d)           Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09.        Interest Periods.  At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso of Section 2.01(iii)), be a one, two, three, six or, to the extent approved by each Lender, nine or twelve month period, provided that (in each case):

(i)            all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such

Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)          if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)          if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)           unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default has occurred and is continuing;

(vi)          no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond the Maturity Date; and

(vii)         no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of Term Loans will be required to be made under Section 5.02(b) if the aggregate principal amount of the Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of the Term Loans then outstanding less the aggregate amount of such required repayment.

If by 1:00 P.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10.        Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Term Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein and Taxes covered by Section 5.04) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)           If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of reducing the rate of return on such Lender’s or any corporation controlling such Lender’s capital or assets as a consequence of such Lender’s Commitment or its obligations hereunder to the Borrower to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), the Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction in the rate of return to such Lender or such other corporation.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11.        Compensation.  The Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Term Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12.        Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13.        Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Term Loans, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of an appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this

Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06 and 13.01), which shall survive as to such Replaced Lender.

SECTION 3.           [Reserved].

SECTION 4.           Fees; Reductions of Commitment.

4.01.        Fees.  The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower and the Administrative Agent.

4.02.        Voluntary Termination of Commitments.  Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Commitment in whole, or reduce it in part, pursuant to this Section 4.02, in an integral multiple of $1,000,000 in the case of partial reductions to the Total Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

4.03.        Mandatory Reduction of Commitments.  (a)  The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the earlier to occur of (i) December 31, 2004 and (ii) the tenth Business Day following the Effective Date (in either case, after giving effect to the incurrence of any Term Loans on such date).

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Borrowing Date (after giving effect to the incurrence of Term Loans on such date).

(c)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment shall be reduced from time to time to the extent required by Section 5.02.

(d)           Each reduction to, or termination of, the Total Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Commitment of each Lender.

SECTION 5.           Prepayments; Payments; Taxes.

5.01.        Voluntary Prepayments. (a)  The Borrower shall have the right to prepay the Term Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 1:00 P.M. (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Term Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; and (iv) each prepayment of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).

(b)           In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, at any time after the Borrowing Date, upon two Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Term Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b) so long as the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained.  Each prepayment of the Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment after giving effect to all prior reductions thereto).

5.02.        Mandatory Repayments, etc..  (a)   [Reserved].

(b)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Repayment Date”), the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 5.01(a), 5.01(b) or 5.02(h), a “Scheduled Repayment”):

Scheduled Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ended March 31, 2005	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended June 30, 2005	$8,750,000

Scheduled Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ended September 30, 2005	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended December 31, 2005	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended March 31, 2006	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended June 30, 2006	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended September 30, 2006	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended December 31, 2006	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended March 31, 2007	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended June 30, 2007	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended September 30, 2007	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended December 31, 2007	$8,750,000

The last Business Day of the Borrower’s fiscal quarter ended March 31, 2008	$11,250,000

The last Business Day of the Borrower’s fiscal quarter ended June 30, 2008	$11,250,000

The last Business Day of the Borrower’s fiscal quarter ended September 30, 2008	$11,250,000

Maturity Date	$11,250,000

In the event that less than $150,000,000 in aggregate principal amount of Term Loans have been incurred on the Borrowing Date, the Scheduled Repayments shall be reduced on a pro rata basis (based upon the then remaining principal amount of such Scheduled Repayments after giving effect to all prior reductions thereto) by an amount equal to the remainder of $150,000,000 less the aggregate principal amount of the Term Loans incurred on the Borrowing Date.

(c)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests (other than (w) cash proceeds from an issuance of Permitted Disqualified Preferred Stock pursuant to Section 10.13(c), to the extent that the gross cash proceeds therefrom, when aggregated with the gross cash proceeds of (i) all other issuances of Permitted Disqualified Preferred Stock pursuant to Section 10.13(c) after the Effective Date and (ii) all issuances of Permitted Subordinated Notes pursuant to Section 10.04(vi) after the Effective Date, do not exceed the Excluded Permitted Junior Capital Amount as then in effect, (x) sales or issuances of Equity Interests to the Borrower or any Subsidiary of the Borrower by any Subsidiary of the Borrower, (y) sales or issuances of Borrower Common Stock to management of the Borrower and its Subsidiaries (including as a result of the exercise of any options with respect thereto) in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower and (z) cash capital contributions to any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower), an amount equal to the Applicable Prepayment Percentage of the Net Cash Proceeds of such capital contribution or sale or issuance of Equity Interests shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i).  Notwithstanding anything to the contrary contained in this Section 5.02(c), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayment shall be required pursuant to this Section 5.02(c) until the date on which the sum of (x) the Net Cash Proceeds required to be applied as mandatory repayments in the absence of this sentence plus (y) the Net Sale Proceeds required to be applied as mandatory repayments pursuant to Section 5.02(e) in the absence of the last sentence in said Section plus (z) the Net Cash Proceeds required to be applied as mandatory repayments and/or commitment reductions pursuant to Section 5.02(g) in the absence of the last sentence in said Section, equals or exceeds $2,500,000.

(d)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than (x) Indebtedness permitted to be incurred pursuant to Section 10.04 (other than clause (vi) thereof) as in effect on the Effective Date and (y) cash proceeds from an issuance of Permitted Subordinated Notes pursuant to Section 10.04(vi), to the extent that the gross cash proceeds therefrom, when aggregated with the gross cash proceeds of (i) all other issuances of Permitted Subordinated Notes pursuant to Section 10.04(vi) after the Effective Date and (ii) all issuances of Permitted Disqualified Preferred Stock pursuant to Section 10.13(c) after the Effective Date, do not exceed the Excluded Permitted Junior Capital Amount as then in effect), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i).

(e)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the

Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i); provided, however, that with respect to no more than $2,500,000 in the aggregate of such Net Sale Proceeds received by the Borrower or its Subsidiaries in any fiscal year of the Borrower, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default and no Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in a Permitted Business within 360 days following the date of such Asset Sale, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(e) are not so reinvested within such 360-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(e) without regard to the immediately preceding proviso.   Notwithstanding the foregoing provisions of this Section 5.02(e), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayment shall be required pursuant to this Section 5.02(e) until the date on which the sum of (x) the Net Sale Proceeds required to be applied as mandatory repayments in the absence of this sentence plus (y) the Net Cash Proceeds required to be applied as mandatory repayments and/or commitment reductions pursuant to Sections 5.02(c) and (g) in the absence of the last sentences in respective such Sections, equals or exceeds $2,500,000.

(f)            In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i).

(g)           In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $500,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 5.02(h) and (i); provided, however, that with respect to no more than $2,500,000 in the aggregate of such Net Cash Proceeds received by the Borrower or its Subsidiaries in any fiscal year of the Borrower, such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default and no Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 360 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(g) without regard to the immediately preceding proviso.  Notwithstanding the foregoing provisions of this Section 5.02(g), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayment or commitment reduction shall be required pursuant to this Section 5.02(g) until the date on which the sum of (x) the Net Cash Proceeds required to be applied as mandatory repayments and/or commitment reductions in the absence of this sentence plus (y) the Net Cash Proceeds required to be applied as mandatory repayments pursuant to Section 5.02(c) in the absence of the last sentence in said Section plus (z) the Net Sale Proceeds required to be applied as mandatory repayments pursuant to Section 5.02(e) in the absence of the last sentence of said Section, equals or exceeds $2,500,000.

(h)           Each amount required to be applied pursuant to Sections 5.02(c), (d), (e), (f) and (j) in accordance with this Section 5.02(h) shall be applied to repay the outstanding principal amount of Term Loans.  Each amount required to be applied pursuant to Section 5.02(g) in accordance with this Section 5.02(h) shall be applied (i) at any time prior to the termination of the Total Commitment pursuant to Section 4.03, to reduce the Total Commitment in the manner provided in Section 4.03(d) (it being understood and agreed that the amount of any reduction to the Total Commitment as provided in this clause (i) shall be deemed to be an application of proceeds for purposes of this Section 5.02(h) even though cash is not actually applied) and (ii) thereafter, to repay the outstanding principal amount of Term Loans.  The amount of each principal repayment of Term Loans made as required by Sections 5.02(c), (d), (e), (f), (g) and (j) shall be applied to reduce the then remaining Scheduled Repayments in inverse order of maturity (based upon the then remaining principal amounts of the Scheduled Repayments after giving effect to all prior reductions thereto); provided, however, that so long as no Default or Event of Default has occurred and is continuing, if at the time of the respective repayment of Term Loans the Senior Leverage Ratio is less than 1.0:1.0 (as set forth in the officer’s certificate delivered pursuant to Section 9.01(f) for the fiscal quarter or fiscal year of the Borrower then last ended for which financial statements are available), such principal repayment of Term Loans shall be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).

(i)            With respect to each repayment of Term Loans required by this Section 5.02, the Borrower may designate the Types of Term Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, provided that:  (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(j)            In addition to any other mandatory repayments pursuant to this Section 5.02, on the 5th Business Day following the Borrowing Date (or such later date following the Borrowing Date as shall be acceptable to the Administrative Agent in its sole discretion), an amount equal to the remainder

(if positive) of (i) the aggregate principal amount of Term Loans incurred on the Borrowing Date less (ii) $100,000,000 less (iii) the aggregate amount of cash used by the Borrower to finance the Share Repurchase and pay related Transaction expenses, shall be applied as a mandatory repayment of Term Loans in accordance with the requirements of Sections 5.02(h) and (i).

(k)           In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Term Loans shall be repaid in full on the Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Term Loans shall be repaid in full on the date on which a Change of Control occurs.

5.03.        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04.        Net Payments.  (a)  All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any branch profits tax, any tax imposed on or measured by the net income or net profits (or franchise tax imposed in lieu thereof) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably acceptable to the Administrative Agent of such payment by such Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W8ECI or Form W8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W8ECI or Form W8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W8ECI, Form W8BEN (with respect to the benefits of any income tax treaty), or Form W8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law (including, without limitation, any treaty of the United States), to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to pay additional amounts to a Lender in respect of income (gross or net) or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c)           If the Borrower pays any additional amount under this Section 5.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 5.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 5.04 without any exclusions or defenses; (iii) nothing in this Section 5.04(c) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 5.04(c) at any time which a Default or Event of Default exists.

(d)           The provisions of this Section 5.04 are subject to the provisions of Section 13.18 (to the extent applicable).

SECTION 6.           Conditions Precedent to the Occurrence of the Effective Date.  This Agreement shall become effective on the date (the “Effective Date”) upon which each of the following conditions shall have been satisfied:

6.01.        Execution Date.  The Execution Date shall have occurred as provided in Section 13.10.

6.02.        Commencement of Tender Offer; Existing Indebtedness.  (a)  The Borrower shall have commenced a tender offer with respect to the Borrower Common Stock (the “Tender Offer”), pursuant to the terms which (as amended) the Borrower shall have offered, subject to the terms and conditions contained in the Tender Offer Documents, to repurchase approximately 14,285,714 shares of outstanding Borrower Common Stock from existing shareholders of the Borrower on the terms contemplated by the Tender Offer Documents.

(b)           There shall have been delivered to the Administrative Agent true and correct copies of the Tender Offer Documents as in effect on the Effective Date, and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.  All of the Tender Offer Documents shall be in full force and effect.

(c)           On the Effective Date and after giving effect to the consummation of the Transaction and the other transactions contemplated hereby (as if same had been consummated on the Effective Date), the Borrower and its Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents, (ii) the Existing Letters of Credit in an aggregate stated amount not to exceed $3,450,000, (iii) certain Intercompany Debt listed on Part A of Schedule V and existing on the date specified therein in an aggregate outstanding principal amount not to exceed $33,000,000 (with the Indebtedness described in this sub-clause (iii) being herein called the “Intercompany Scheduled Existing Indebtedness”), (iv) certain other Indebtedness owing to Persons other than the Borrower or any of its Subsidiaries listed on Part B of Schedule V and existing on the date specified therein in an aggregate outstanding principal amount not to exceed $1,500,000 (with the Indebtedness described in this sub-clause (iv) being herein called the “Third-Party Scheduled Existing Indebtedness” and, together with the Intercompany Scheduled Existing Indebtedness, the “Scheduled Existing Indebtedness”) and (v) certain other Indebtedness otherwise permitted by Section 10.04 which does not constitute third-party debt for borrowed money (with the Indebtedness described in this sub-clause (v), the Existing Letters of Credit and the Scheduled Existing Indebtedness being herein collectively called the “Existing Indebtedness”).  On and as of the Effective Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby (as if same had been consummated on the Effective Date) without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby.

6.03.        Adverse Change, Approvals.  (a)  Since December 31, 2003, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b)           All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with this Agreement and the other Credit Documents shall have been obtained and remain in effect.  On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents.

6.04.        Litigation.  There shall be no actions, suits or proceedings pending or threatened by any entity (private or governmental) (i) with respect to the Transaction, this Agreement or any other Document, or (ii) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

6.05.        Financial Statements; Pro Forma Financial Statements; Projections.  The Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma balance sheet and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements, pro forma balance sheet and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.06.        Fees, etc.  On the Effective Date, the Borrower shall have paid to the Administrative Agent and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

6.07.        No Default; Representations and Warranties.  On the Effective Date and immediately after giving effect thereto and to the entering into of this Agreement, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

The occurrence of the Effective Date and the acceptance of the benefits thereof by the Borrower shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6 are satisfied as of that time.  All of the documents and papers referred to in this Section 6, unless otherwise specified, shall have been delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 7.           Conditions Precedent to Incurrence of Term Loans on the Borrowing Date.  The obligation of each Lender to make Term Loans on the Borrowing Date is subject at the time of the making of such Term Loans to the satisfaction of the following conditions:

7.01.        Effective Date; Notes.  On or prior to the Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

7.02.        Officer’s Certificate.  On the Borrowing Date, the Administrative Agent shall have received a certificate, dated the Borrowing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, the Chief Financial Officer or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 7.05, 7.06, 7.07, 7.13 and 7.14 have been satisfied on such date.

7.03.        Opinions of Counsel.  The Administrative Agent shall have received (i) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Borrowing Date, in form, scope and substance reasonably satisfactory to the Administrative Agent, and (ii) from Washington counsel reasonably acceptable to the Administrative Agent, special counsel to Classmates Online, an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Borrowing Date, covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

7.04.        Company Documents; Proceedings; etc.  (a)  The Administrative Agent shall have received a certificate from each Credit Party, dated the Borrowing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, the Chief Financial Officer or any Vice President of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)           All Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.

7.05.        Cash on Hand.  On the Borrowing Date (immediately prior to the incurrence of Term Loans on such date), the Borrower and its Subsidiaries shall have Unrestricted cash and Cash Equivalents on hand (exclusive of $25.0 million of Unrestricted cash and Cash Equivalents required to be reserved for liquidity requirements pursuant to Section 10.16) equal to at least $50.0 million.

7.06.        Adverse Change, Approvals.  (a)  Since December 31, 2003, nothing shall have occurred which has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b)           On or prior to the Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect.  On the Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents.

7.07.        Litigation.  On the Borrowing Date, there shall be no actions, suits or proceedings pending or threatened by any entity (private or governmental) (i) with respect to the Transaction, this Agreement or any other Document, or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.

7.08.        Subsidiaries Guaranty.  Each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”) in the form of Exhibit F (with such modifications thereto as shall be reasonably acceptable to the Administrative Agent), and the Subsidiaries Guaranty shall be in full force and effect.

7.09.        Pledge Agreement.   Each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) in the form of Exhibit G (with such modifications thereto as shall be reasonably acceptable to the Administrative Agent) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of equity interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

7.10.        Security Agreement.  Each Credit Party shall have duly authorized, executed and delivered the Security Agreement (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) in the form of Exhibit H (with such modifications thereto as shall be reasonably acceptable to the Administrative Agent), covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)            financing statements (Form UCC-1 or the equivalent) in proper form for filing in the appropriate filing offices under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)           certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Effective Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)          evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv)          evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

7.11.        Solvency Certificate; Insurance Certificates.  The Administrative Agent shall have received:

(i)            a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit I hereto (with such modifications thereto as shall be reasonably acceptable to the Administrative Agent); and

(ii)           certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Lenders and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

7.12.        Shareholders’ Agreements; Existing Indebtedness Agreements.  There shall have been delivered to the Administrative Agent true and correct copies of the following documents, certified as such by an Authorized Officer of the Borrower:

(i)            all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of Equity Interests of Subsidiaries of the Borrower (collectively, the “Shareholders’ Agreements”); and

(ii)           all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries having an outstanding principal amount in excess of $750,000 which is to remain outstanding after giving effect to the Transaction (as if same had been consummated on the Effective Date) (the “Existing Indebtedness Agreements”);

all of which Shareholders’ Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Effective Date.

7.13.        Fees, etc.  On the Borrowing Date, the Borrower shall have paid to the Administrative Agent and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

7.14.        No Default; Representations and Warranties.  On the Borrowing Date and immediately after giving effect thereto, (i) there shall exist no Default or Event of Default and

(ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of Term Loans (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.15.        Notice of Borrowing.  Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

7.16.        Credit Ratings.  The ratings (actual or implied) assigned to the Term Loans by (i) S&P shall not be less than B+ (or the equivalent) and (ii) Moody’s shall not be less than B1 (or the equivalent).

The occurrence of the Borrowing Date and the acceptance of the benefits of the making of the Term Loans on such date shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 are satisfied as of that time.  All of the Notes, certificates and other documents and papers referred to in this Section 7, unless otherwise specified, shall have been delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8.           Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Borrower makes the following representations, warranties and agreements on (x) the Effective Date (after giving effect to the Transaction (as if same had been consummated on the Effective Date)) and (y) the Borrowing Date (after giving effect to the Transaction (as if each element of the same had been consummated on the Effective Date)), all of which shall survive the execution and delivery of this Agreement and the Notes and the incurrence of the Term Loans, with the occurrence of the Effective Date or the Borrowing Date, as the case may be, being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date or the Borrowing Date, as the case may be (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01.        Company Status.  Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02.        Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Documents.  Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), it being understood that, in the event this representation is being made prior to the Borrowing Date, such representation is made only as to this Agreement (and not to any other Credit Document).

8.03.        No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any material provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04.        Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on such date and (y) in the event the representations in this Section 8.04 are being made on the Effective Date, consents, approvals and authorizations of holders of Borrower Common Stock and of the SEC and filings which are necessary to consummate the Tender Offer in accordance with applicable law), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

8.05.        Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.  (a)  (i) (I) The audited consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 2003, June 30, 2003 and June 30, 2002, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the six months ended December 31, 2003 and for each of the fiscal years of the Borrower ended June 30, 2003, June 30, 2002 and June 30, 2001, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby, and (II) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries at September 30, 2004 and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the nine-month period ended on such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(ii)           The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2004 (after giving effect to the Transaction and the financing therefor and the Classmates Acquisition), a copy of which has been furnished to the Lenders prior to the Effective Date, presents a good faith estimate of the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date (subject to the assumptions set forth therein, including, without limitation, assumptions with respect to the number of shares of Borrower Common Stock repurchased and the amount of Term Loans incurred in connection with the Transaction).

(b)           On the Borrowing Date, after giving effect to any Indebtedness (including the Term Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of the Borrower and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses.  For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)           Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), there were as of each of the Effective Date and the Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  As of each of the Effective Date and the Borrowing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)           The Projections delivered to the Administrative Agent prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions under the then known facts and circumstances.  On each of the Effective Date and the Borrowing Date, the Borrower believes that the Projections are reasonable and attainable based upon the then known facts and circumstances, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and the Projections are based on many assumptions and contingencies that are not within the control of the Borrower or its Subsidiaries.

(e)           Since December 31, 2003 (but after giving effect to the Transaction), nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.06.        Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07.        True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents and all public filings made by any Credit Party with the SEC) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will not contain a material misstatement on the date as of which such information is dated or certified (or if not dated or certified, as of the date such information was furnished) which makes such information misleading in any material respect at such time in light of the circumstances under which such information was provided and will not be incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information.

8.08.        Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Term Loans will be used by the Borrower solely (i) first, on the Borrowing Date, (x) to fund the Tender Offer Account (so long as such proceeds are thereafter paid over to the Tender Offer Paying Agent and applied to finance, in part, the Share Repurchase and/or, upon the termination of the Tender Offer Adjustment Period, thereafter applied as provided in clause (ii) below and/or Section 5.02(j)) and (y) to pay fees and expenses incurred in connection with the Transaction and (ii) second, for other general corporate purposes (including, without limitation, to finance Permitted Acquisitions and the repurchase of Equity Interests of the Borrower permitted by

Section 10.03(iv)); provided that no more than $100,000,000 of proceeds of the Term Loans may be used for the purposes described in preceding clause (ii) (it being understood that, upon the termination of the Tender Offer Adjustment Period, the proceeds of Term Loans in the Tender Offer Account may be withdrawn and shall be available to be applied by the Borrower as provided above for the purposes described in preceding clause (ii)).

(b)           Except as otherwise permitted by Section 10.03(iii) and (iv), no part of any Term Loans (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09.        Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material federal and state income tax returns and all other material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries.  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those the validity or amount of which are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP.  There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries. Except as set forth on the Schedule XIII, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.  Except as set forth on Schedule XIII, neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

8.10.        Compliance with ERISA.  (a)  Schedule IV sets forth each Plan as of the Effective Date; each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code (except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect); each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Plan, in form, meets the requirements of Sections 401(a) of the Code; no Reportable Event has occurred that could reasonably be expected to have a Material Adverse Effect; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization (except to the extent such insolvency or reorganization could not reasonably be expected to have a Material Adverse Effect); no Plan has an Unfunded Current

Liability that could reasonably be expected to have a Material Adverse Effect; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA (except to the extent any such accumulated funding deficiency or extension of amortization period could not reasonably be expected to have a Material Adverse Effect); all contributions required to be made with respect to a Plan have been timely made (except to the extent failure to timely make such contributions could not reasonably be expected to have a Material Adverse Effect); neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has incurred any liability that could reasonably be expected to have a Material Adverse Effect (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a risk to the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate of incurring a liability that could reasonably be expected to have a Material Adverse Effect to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened that could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the Borrowing Date, could not reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code (except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect); each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (except to the extent such failure to comply could not reasonably be expected to have Material Adverse Effect); no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan (except liens that could not reasonably be expected to have Material Adverse Effect); and the Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that could reasonably be expected to have a Material Adverse Effect.

(b)           Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders (except to the extent failure to comply could not reasonably be expected to have a Material Adverse Effect) and has been maintained, where required, in good standing with applicable regulatory authorities (except to the extent failure to maintain such good standing could not reasonably be expected to have a Material Adverse Effect).  All contributions required to be made with respect to a Foreign Pension Plan have been timely made(except to the extent failure to timely make such contributions could not reasonably be expected to have a Material Adverse Effect).  Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan (except obligations that could not reasonably be expected to have a Material Adverse Effect).  The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.

8.11.        Security Documents.  (a)  On and after the execution and delivery of the Security Agreement, the provisions thereof are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or, when financing statements on Form UCC-1 and other filings and control agreements required under the Security Agreement in appropriate form are filed in the appropriate offices of governmental authorities or executed and delivered, as applicable, will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens (except as set forth below with respect to U.S. Patents, U.S. Trademarks and U.S. Copyrights).  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b)           On and after the execution and delivery of the Pledge Agreement, the security interests created thereunder in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person (other than Permitted Liens).  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

8.12.        Properties.  All Real Property owned or leased by the Borrower or any of its Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule III.  Each of the Borrower and each of its Subsidiaries has good and marketable title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.  Each of the Borrower and each of its Subsidiaries has a valid leasehold interest in the properties leased by it free and clear of all Liens other than Permitted Liens.

8.13.        Capitalization.  On the Effective Date, the authorized capital stock of the Borrower consists of 300,000,000 shares of common stock, par value $0.0001 per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of the Borrower, the “Borrower Common Stock”), 61,105,839 of which shares were issued and outstanding on November 30, 2004 prior to the consummation of the Share Repurchase, and 5,000,000 shares of preferred stock, par value $0.0001 per share, none of which shares are issued and outstanding on the Effective Date.  All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and have been issued free of preemptive rights.  As of November 30, 2004, except as set forth on Schedule XI hereto, the Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

8.14.        Subsidiaries.  As of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule IX.  Schedule IX correctly sets forth as of the Effective Date (after giving effect to the Classmates Acquisition, if consummated on the Effective Date) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  As of the Effective Date, except as set forth on Schedule IX, no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

8.15.        Compliance with Statutes, etc.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all applicable governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16.        Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by a company required to be registered as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17.        Public Utility Holdings Company Act.  Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

8.18.        Environmental Matters.  (a)  Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) there are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against any currently owned Real Property or against the Borrower or any of its Subsidiaries (including any such claim against the Borrower or any of its Subsidiaries arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries); (iii) there are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) that could be reasonably expected (x) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property currently owned by the Borrower or any of its Subsidiaries or (y) to cause any Real Property currently owned by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment, storage, transportation or Release could be reasonably expected to give rise to an Environmental Claim.

8.19.        Employment and Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (v)

no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i)-(v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.20.        Intellectual Property, etc.  Each of the Borrower and each of its Subsidiaries owns or has the right to use (in each case, solely to the extent necessary for the present conduct of its business) all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

8.21.        Indebtedness.  Schedule V sets forth a true and complete list of all Scheduled Existing Indebtedness of the Borrower and its Subsidiaries as of the Effective Date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

8.22.        Insurance.  Schedule VI sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 9.           Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Term Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01.        Information Covenants.  The Borrower will furnish to each Lender:

(a)           [Reserved].

(b)           Quarterly Financial Statements.  Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(e), all of which shall be certified by the chief financial officer of the Borrower as fairly presenting in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c)           Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm containing a certification (which certification may be limited or eliminated to the extent expressly required by then applicable accounting rules or guidelines) that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(d)           Management Letters.  Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(e)           Budgets.  No later than 60 days following the first day of each fiscal year of the Borrower, a budget in form consistent with the financial forecasts of the Borrower provided to the Administrative Agent prior to the Effective Date (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each quarter of such fiscal year prepared in detail, in each case, setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(f)            Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), a compliance certificate from the chief financial officer of the Borrower certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 10.07 through 10.10, inclusive, at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, and (iii) certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(g)           Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(h)           Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Permitted Subordinated Notes, Permitted Disqualified Preferred Stock or Qualified Preferred Stock.

(i)            Environmental Matters.  Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)            any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any currently owned Real Property;

(ii)           any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property that is currently owned;

(iii)          any condition or occurrence on any currently owned Real Property that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability of such Real Property under any Environmental Law; and

(iv)          the taking of any removal or remedial action by the Borrower or any Subsidiary, or by any party on the owned Real Property, in response to the actual or alleged Release of any Hazardous Material as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(j)            Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

9.02.        Books, Records and Inspections; Annual Meetings.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall be limited to one such visit and inspection during each fiscal year of the Borrower.

9.03.        Maintenance of Property; Insurance.  (a)  The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.  The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)           All insurance policies or certificates (or certified copies thereof) with respect to the Borrower’s and its Subsidiaries’ property (and any other insurance maintained by the Borrower and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent.

(c)           If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Borrower or any of its Subsidiaries shall fail to so endorse all policies or certificates with respect thereto to the Collateral Agent’s satisfaction as provided in Section 9.03(b), the Administrative Agent shall have the right (but shall be under no obligation), following prior notice to the Borrower, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04.        Existence; Franchises.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05.        Compliance with Statutes, etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06.        Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, their ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will take all actions reasonably necessary to keep or cause to be kept all owned Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (except Permitted Liens).  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of Hazardous Materials, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport Hazardous Materials or permit the transportation of Hazardous Materials to or from any such Real Property, except, in each case, for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance with all applicable Environmental Laws and as required in connection with the operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries, except as any such generation, use, treatment, storage, Release or disposition could not reasonably be expected to have a Material Adverse Effect.

(b)           (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(i), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning the Real Property owned, leased or operated by the Borrower or any of its Subsidiaries which is the subject of such notice, noncompliance or remedies, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If the Borrower fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants and landlords, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07.        ERISA.  (a)  As soon as possible and, in any event, within fifteen (15) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any notices received by the Borrower, such Subsidiary or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto:  that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61, and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any

Subsidiary of the Borrower or any ERISA Affiliate will or may reasonably incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; to the extent not required to be reported in the Company’s quarterly or annual financial statements, that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may reasonably incur any material liability with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code or any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  The Borrower will also deliver to each of the Lenders a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable.

(b)           The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.

(c)           If, at any time after the Effective Date, the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Schedule IV, as may be updated from time to time, then the Borrower shall deliver to the Lenders an updated Schedule IV as soon as possible and, in any event, within ten (10) days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan.  Such updated Schedule IV shall supersede and replaced the existing Schedule IV.

9.08.        End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each calendar year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year; provided that Foreign Subsidiaries of the Borrower shall not be required to maintain the fiscal year and fiscal quarter ends described above if it is not practicable for such Foreign Subsidiary to maintain same as a result of foreign statutes, rules or law applicable to such Foreign Subsidiary.

9.09.        Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10.        Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11.        Use of Proceeds.  The Borrower will use the proceeds of the Term Loans only as provided in Section 8.08.

9.12.        Additional Security; Further Assurances; etc.  (a)  The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent mortgages in such Real Property of the Borrower and such Credit Party as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Mortgage Documents”).  All such mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected hypothecations and mortgages superior to and prior to the rights of all third Persons and enforceable as against third parties and subject to no other Liens, except for Permitted Liens.  The Additional Mortgage Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgage Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  Notwithstanding the foregoing, this Section 9.12(a) shall not apply to (and the Borrower and its Subsidiaries shall not be required to grant a mortgage in) any Real Property the Fair Market Value of which is less than $500,000 or any Real Property that is a leasehold interest and with respect to which the Borrower has not obtained (after using commercially reasonable efforts to obtain same) the consent of the lessor to grant a mortgage in such leasehold interest.

(b)           The Borrower will, and will cause each of the other Credit Parties that are Subsidiaries of the Borrower to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require (it being understood that the foregoing covenant is subject to the proviso appearing in Section 9.12(d)).  Furthermore, the Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(c)           If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d)           The Borrower agrees that each action required by clauses (a) through (c) of this Section 9.12 shall be completed as soon as reasonably practicable, but in no event later than 60 days (or such longer period as may be acceptable to the Administrative Agent in its discretion) after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action referred to in this Section 9.12 that requires consent or approval of a third party, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

9.13.        Ownership of Subsidiaries; etc.  Except as otherwise permitted by Section 10.05(iii) or (x) or pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, the Borrower will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than (x) Equity Interests in StayFriends GmbH subject to options issued to T-Online International AG, (y) directors’ qualifying shares to the extent required by applicable law or (z) Equity Interests of a Foreign Subsidiary of the Borrower, to the extent ownership of a lesser percentage of the Equity Interests of such Foreign Subsidiary is required to comply with applicable law).

9.14.        Share Repurchase.  (a)        Within 3 Business Days following the Borrowing Date (or such longer period following the Borrowing Date as shall be acceptable to the Administrative Agent in its sole discretion), the Borrower shall have (i) utilized the proceeds from the Term Loans deposited in the Tender Offer Account to purchase all Borrower Common Stock tendered, and not theretofore withdrawn, pursuant to the Tender Offer (or such lesser amount of shares as is specified by the Tender Offer Documents) in accordance with the relevant requirements of the Tender Offer Documents and all applicable law and (ii) immediately following such purchase, retired all of the shares of Borrower Common Stock so repurchased (the transactions described in preceding clauses (i) and (ii), collectively, the “Share Repurchase”).  (x) On the Expiration Date (as defined in the Tender Offer Documents), all conditions precedent to the consummation of the Share Repurchase as set forth in the Tender Offer Documents shall have been satisfied or waived and (y) on the date of the consummation of the Share Repurchase, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Share Repurchase in all material respects in accordance with the terms of the Tender Offer Documents and all applicable laws have been obtained, given, filed or taken and are in full force and effect (or effective judicial relief with respect thereto has been obtained).

(b) Within 5 Business Days following the Borrowing Date (or such longer period following the Borrowing Date as shall be acceptable to the Administration Agent in its sole discretion), the Borrower shall have repaid outstanding Term Loans, to the extent required by Section 5.02(j).

9.15.        Interest Rate Protection.  No later than 90 days following the Borrowing Date, the Borrower will enter into (and thereafter maintain) an Interest Rate Protection Agreement mutually acceptable to the Borrower and the Administrative Agent, having a term of at least two years, for an aggregate notional principal amount equal to at least 33-⅓% of the aggregate principal amount of the Term Loans outstanding on the date such Interest Rate Protection Agreement is entered into by the Borrower.

9.16.        Permitted Acquisitions.  (a)  Subject to the provisions of this Section 9.16 and the requirements contained in the definition of Permitted Acquisition, the Borrower and each Wholly-Owned Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the Borrower with respect to the financial covenants contained in Sections 10.08 through 10.10, inclusive, for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition and all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; (iv) the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions theretofore consummated during the then fiscal year of the Borrower, does not exceed the Applicable Annual Permitted Acquisition Basket Amount for such fiscal year; (v) at the time of the proposed Permitted Acquisition (and after giving effect thereto), no more than 50% of the consolidated assets and 50% of the annual gross revenues of the Acquired Entities or Businesses acquired pursuant to Permitted Acquisitions during the then fiscal year of the Borrower (including pursuant to the proposed Permitted Acquisition) are located or generated, as the case may be, outside the United States (as determined from the most recently available financial information for the respective Acquired Entities or Businesses), provided that, so long as no Default or Event of Default has occurred and is continuing, if at the time of the proposed Permitted Acquisition the Senior Leverage Ratio is less than 0.75:1.0 (as set forth in the officer’s certificate delivered pursuant to Section 9.01(f) for the fiscal quarter or fiscal year, as the case may be, of the Borrower then last ended for which financial statements are available), the requirements of this clause (v) shall not be applicable; and (vi) Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (iv) and (v).

(b)           At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.

(c)           The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.15, to the reasonable satisfaction of the Administrative Agent.

SECTION 10.         Negative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Term Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01.      Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)            inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)          Liens in existence on the Effective Date which are listed in Schedule VII plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv)          Liens created pursuant to the Credit Documents;

(v)           licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi)          Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii)         Liens placed upon equipment or machinery acquired after the Effective Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof (or at the time of the refinancing of Indebtedness in respect thereof) by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii)        easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing

Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)           Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x)            Liens (x) arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 11.09, (y) arising in connection with the deposit or payment of cash or other property with or to any court or other governmental authority in connection with any pending claim or litigation and (z) arising in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds, provided that the aggregate amount of all cash and the Fair Market Value of all other property pledged, paid and/or deposited by the Borrower and its Subsidiaries pursuant to this clause (x) shall not exceed $15,000,000 at any time;

(xi)           (x) statutory, common law and contractual landlords’ Liens under leases to which the Borrower or any of its Subsidiaries is a party (except to the extent securing Capitalized Lease Obligations) and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Subsidiaries is a party;

(xii)          Liens (other than any Lien imposed by ERISA) (w) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by the Borrower and its Subsidiaries, (x) incurred or deposits made in the ordinary course of business of the Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (y) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety and customs bonds, statutory bonds, bids, government contracts, trade contracts, performance and return of money bonds and other similar obligations of a like nature incurred in the ordinary course of business (exclusive of (I) obligations for the payment of borrowed money and (II) stay and appeal bonds and other obligations described in Section 10.03(x) above) or (z) to secure the performance by the Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted pursuant to preceding sub-clauses (w), (y) and (z) above shall not exceed $5,000,000 at any time;

(xiii)         Permitted Encumbrances;

(xiv)        Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(iv), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xv)         Liens on cash securing the Borrower’s reimbursement obligations under letters of credit (including the Existing Letters of Credit) permitted by Section 10.04(ix), so long as the aggregate amount of cash pledged to secure such reimbursement obligations does not exceed $5,000,000 at any one time;

(xvi)        Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvii)       Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xviii)      bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xix)         Liens securing Permitted Refinancing Indebtedness permitted pursuant to Section 10.04(xiv) to the extent such Liens comply with clause (b)(ii) of the definition of Permitted Refinancing Indebtedness; and

(xx)          additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that (x) do not materially impair the use of such assets in the operation of the business of the Borrower or such Subsidiary and (y) do not secure obligations in excess of $2,000,000 in the aggregate for all such Liens at any time.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiv), (xix) and (xx) of this Section 10.01 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed necessary or appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02.      Consolidation, Merger, Purchase or Sale of Assets, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge, consolidate, convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business) of any Person (any of the foregoing, a “Restricted Transaction”) (or agree to do any of the foregoing at any future time), except that:

(i)            Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 10.07;

(ii)           each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii)          Investments may be made to the extent permitted by Section 10.05;

(iv)          the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Subsidiary) after the Borrowing Date, so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(e) and (z) the aggregate amount of the Net Sale Proceeds received from all assets sold pursuant to this clause (iv) shall not exceed $2,500,000 in any fiscal year of the Borrower;

(v)           each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(vi)          each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)         each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(viii)        the Borrower or any Subsidiary of the Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been or are concurrently taken;

(ix)           any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Subsidiary Guarantor, so long as (i) the Borrower or such Subsidiary Guarantor is the surviving or continuing corporation of any such merger or consolidation and (ii) any security interests granted to the

Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been or are concurrently taken;

(x)            any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as (i) such Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing corporation of any such merger, consolidation or amalgamation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been or are concurrently taken;

(xi)           Permitted Acquisitions may be made to the extent permitted by Section 9.16 (including by merger or consolidation);

(xii)          the Borrower and its Subsidiaries may sell, convey or otherwise dispose of obsolete or worn out property in the ordinary course of business;

(xiii)         the Borrower and its Subsidiaries may sell, convey or otherwise dispose of cash and Cash Equivalents in the ordinary course of business;

(xiv)        any Subsidiary may sell or issue any of such Subsidiary’s Equity Interests to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor;

(xv)         the Borrower and its Subsidiaries may make (i) transfers of condemned property to the respective governmental authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and (ii) transfers of properties that have been subject to a casualty event to the respective insurer of such property or its designee as part of an insurance settlement;

(xvi)        the Borrower and its Subsidiaries may enter into agreements to effect Restricted Transactions, so long as the respective Restricted Transaction is permitted pursuant to the other provisions of this Section 10.02; provided that notwithstanding the foregoing, the Borrower and its Subsidiaries may enter into agreements to effect Restricted Transactions not permitted by the provisions of this Section 10.02 if such agreement (or any other agreement related thereto, the entering into of which, or the consummation of transactions contemplated thereunder, is a condition to the consummation of such Restricted Transaction, including, without limitation, agreements to obtain financing for such Restricted Transaction) shall require obtaining the requisite consent of the Required Lenders under this Agreement or the repayment of all obligations hereunder prior to the consummation of any such Restricted Transaction; and

(xvii)       StayFriends GmbH may issue or sell its Equity Interests to T-Online International AG in connection with the exercise by T-Online International AG of its option to purchase such Equity Interests pursuant to the existing option agreement between StayFriends GmbH and T-Online International AG, so long as the Net Cash Proceeds therefrom are applied to repay Term Loans as, and to the extent, required by Section 5.02(c).

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed necessary or appropriate in order to effect the foregoing.

10.03.      Dividends.  The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i)            any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii)           any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least it proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)          the Borrower may effect the Share Repurchase in accordance with the requirements of Section 7.05;

(iv)          if (and only if) the aggregate amount of cash used to finance the Share Repurchase on the Borrowing Date does not exceed $150,000,000, the Borrower may from time to time after the Borrowing Date make and pay cash Dividends with respect to Borrower Common Stock and/or repurchase outstanding shares of Borrower Common Stock (or options, warrants or rights to purchase same) for cash, so long as (I) no Default or Event of Default then exists or would exist immediately after giving effect to the respective Dividend or repurchase, (II) the aggregate amount of cash used to make Dividends and repurchases pursuant to this clause (iv) after the Effective Date does not exceed the greater of (x) $50,000,000 and (y) the remainder of $150,000,000 minus the aggregate amount of cash used to finance the Share Repurchase on the Borrowing Date, (III) the aggregate amount of cash used to make Dividends and repurchases pursuant to this clause (iv) in any fiscal year of the Borrower does not exceed 50% of the amount permitted under preceding sub-clause (II) of this clause (iv), (IV) calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 10.08, 10.09 and 10.10 for the Calculation Period most recently ended prior to the date of the respective

Dividend or repurchase, determined on a Pro Forma Basis (after giving effect to the respective Dividend or repurchase and the incurrence of any Indebtedness incurred to finance same) (V) in the case of a repurchase of Equity Interests of the Borrower pursuant to this clause (iv), any such Equity Interests are promptly retired and (VI) the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying, to the best of his or her knowledge, as to compliance with the requirements of this clause (iv) and containing the calculations (in reasonable detail) required by the preceding clause (IV);

(v)           the Borrower may redeem, repurchase or otherwise acquire for value shares of Borrower Common Stock or options, warrants or rights to purchase Borrower Common Stock, as the case may be, held by employees or former employees of the Borrower or any of its Subsidiaries (i) pursuant to any employee subscription agreement, stock option agreement or stock ownership arrangement or (ii) following the termination of their employment (by death, disability or otherwise), provided that (x) the only consideration paid by the Borrower in respect of such redemptions and/or purchases shall be cash and/or Shareholder Subordinated Notes, (y) the sum of (A) the aggregate amount paid by the Borrower in cash in respect of all such redemptions and/or purchases plus (B) the aggregate amount of all cash principal and interest payments made on Shareholder Subordinated Notes, in each case after the Effective Date, shall not exceed $15,000,000, and (z) at the time of any cash payment permitted to be made pursuant to this Section 10.03(v) (including any cash payment under a Shareholder Subordinated Note), no Default or Event of Default shall then exist or result therefrom;

(vi)          so long as no Default or Event of Default exists or would result therefrom, the Borrower may pay regularly accruing cash Dividends on its Permitted Disqualified Preferred Stock issued pursuant to Section 10.13(c) in accordance with the terms of the Permitted Disqualified Preferred Stock Documents therefor;

(vii)         the Borrower and its Subsidiaries may make payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with any Permitted Acquisition, so long as the amount of any such payment or distribution (to the extent same is not included as Aggregate Consideration at the time of such Permitted Acquisition for purposes of determining compliance with Sections 9.16(a)(vi) and (if applicable) (vii)) is included as Aggregate Consideration at the time of such payment or distribution for purposes of determining compliance with said Sections; and

(viii)        the Borrower may pay regularly accruing Dividends with respect to Qualfied Preferred Stock through the issuance of additional shares of Qualified Preferred Stock (but not in cash) in accordance with the terms of the Qualified Preferred Stock Documents therefor.

10.04.      Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)           Indebtedness of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii)          Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 10.07) and purchase money Indebtedness described in Section 10.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iii) exceed $7,500,000 at any time outstanding;

(iv)          Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness) (such Indebtedness described above in this Section 10.04(iv) being called “Permitted Acquired Debt”), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (iv), when added to the aggregate principal amount of Permitted Refinancing Indebtedness outstanding pursuant to Section 10.04(xiv) at any time (except to the extent incurred to refinance Scheduled Existing Indebtedness and successive refinancings thereof), shall not exceed $7,500,000 at any one time outstanding;

(v)           Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(vii);

(vi)          unsecured subordinated Indebtedness of the Borrower, and subordinated guarantees thereof by the Subsidiary Guarantors (and so long as same remain Subsidiary Guarantors), under the Permitted Subordinated Notes and the other Permitted Subordinated Notes Documents may be incurred in an aggregate principal amount at any time outstanding not to exceed, when aggregated with the aggregate liquidation preference of all Permitted Disqualified Preferred Stock then outstanding, the Maximum Junior Capital Amount as then in effect, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Subordinated Notes, (ii) no Default or Event of Default shall exist both immediately before and immediately after giving effect to the incurrence thereof, (iii) calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 10.08, 10.09 and 10.10 for the Calculation Period most recently ended prior to the date of the respective issuance of Permitted Subordinated Notes, determined on a Pro Forma Basis (after giving effect to the respective issuance of Permitted Subordinated Notes), (iv) calculations are made by the Borrower demonstrating compliance with a Senior Leverage Ratio of less than 1.00:1.00 at such time, determined on a Pro Forma Basis (after giving effect to the respective issuance of Permitted Subordinated Notes), (v) the Net Cash Proceeds from the respective issuance of Permitted Subordinated Notes shall be applied to repay Term

Loans, as, and to the extent, required by Section 5.02(d), and (vi) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying, to the best of his or her knowledge, as to compliance with the requirements of this Section 10.04(vi) and containing the calculations (in reasonable detail) required by the preceding clauses (iii) and (iv);

(vii)         Scheduled Existing Indebtedness outstanding on the Effective Date and listed on Schedule V (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof, except that Scheduled Existing Indebtedness may be refinanced through one or more issuances of Permitted Refinancing Indebtedness in accordance with Section 10.04(xiv) below;

(viii)        Indebtedness of the Borrower under the Shareholder Subordinated Notes issued after the Effective Date in connection with a redemption or repurchase of Borrower Common Stock pursuant to Section 10.03(v);

(ix)           Indebtedness of the Borrower in respect of the letters of credit securing obligations arising in the ordinary course of business under leases and utilities contracts in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(x)            Indebtedness constituting direct or indirect guarantees or similar obligations incurred in the ordinary course of business by (i) the Borrower or any of its Subsidiaries of obligations of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor or of the Borrower or (ii) any Foreign Subsidiary of obligations of any Wholly-Owned Foreign Subsidiary;

(xi)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xii)          (x) Indebtedness of the Borrower or any of its Subsidiaries evidenced by performance bonds, surety bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries (but excluding appeal, performance and other bonds issued in respect of obligations arising in connection with judgments, decrees or litigation) and (y) Indebtedness of the Borrower or any of its Subsidiaries arising in connection with the third-party financing of insurance premiums in the ordinary course of business, so long as the aggregate amount of all such Indebtedness incurred pursuant to this clause (xii) does not exceed $5,000,000 at any time outstanding;

(xiii)         Indebtedness of the Borrower or any of its Subsidiaries evidenced by appeal, performance and other bonds issued in respect of obligations arising in connection with litigation or judgments that do not result in a Default or an Event of Default; provided that the aggregate outstanding amount of all such appeal, performance bonds and other bonds permitted by this clause (xiii) shall not at any time exceed $15,000,000;

(xiv)        Permitted Refinancing Indebtedness, so long as (x) no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto, (y) the aggregate principal amount of Permitted Refinancing Indebtedness outstanding pursuant to this clause (xiv) at any time (except to the extent incurred to refinance Scheduled Existing Indebtedness and successive refinancings thereof), when added to the aggregate principal amount of Permitted Acquired Debt outstanding pursuant to Section 10.04(iv) at any time, shall not exceed $7,500,000 and (z) in the case of any Permitted Refinancing Indebtedness constituting Intercompany Debt, same shall be evidenced by an Intercompany Note and, if held by a Credit Party, pledged to the Collateral Agent pursuant to the Pledge Agreement;

(xv)         Indebtedness of Foreign Subsidiaries of the Borrower the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $2,500,000;

(xvi)        Investments constituting guarantee obligations of the Borrower or any of its Subsidiaries, to the extent permitted by Section 10.05(vii) or (x); and

(xvii)       additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding.

In the event that any item of Indebtedness meets more than one of the categories set forth above, the Borrower in its sole discretion may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

10.05.      Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)            the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)           the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)          (x) Investments constituting Intercompany Scheduled Existing Indebtedness in existence on the Effective Date (and any refinancings thereof permitted pursuant to Section 10.04(xiv) and consistent with the definition of Permitted Refinancing

Indebtedness) and (y) such other Investments in existence on the Effective Date and described on Schedule VIII as well as any other Investments relating thereto received in respect thereof; provided that any additional Investments made with respect to the Investments described in preceding subclause (y) (except, for avoidance of doubt, for Investments received in respect of such existing Investments) shall be permitted only if independently justified under the other provisions of this Section 10.05;

(iv)          the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)           the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)          the Borrower may enter into Interest Rate Protection Agreements to the extent required by Section 9.15 or permitted by Section 10.04(ii);

(vii)         (I)  any Credit Party may make intercompany loans and advances to any other Credit Party, (II) the Borrower and its Domestic Subsidiaries may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary, (III) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any Credit Party, (IV) any Foreign Subsidiary may make intercompany loans and advances to any other Foreign Subsidiary that is a Wholly-Owned Subsidiary and (V) any Credit Party may make intercompany loans and advances to Juno India (such intercompany loans and advances referred to in preceding clauses (I) through (V), collectively, the “Intercompany Loans”), provided, that (u) in the case of Intercompany Loans to be made pursuant to preceding clause (V), such Intercompany Loans shall only be permitted, so long as (and only so long as) (x) the proceeds thereof are used solely for the working capital purposes and general, administrative and operating expenses of Juno India and (y) Juno India at all times conducts its business on a basis consistent with its past practices as in effect on the Effective Date, (v) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made during any fiscal year of the Borrower pursuant to preceding sub-clause (II) of this clause (vii), when added to the amount of contributions, capitalizations and forgivenesses theretofore made pursuant to sub-clause (II) of Section 10.05(xiv) during such fiscal year of the Borrower (for this purposes, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), exceed $7,500,000 (determined (A) without regard to any write-downs or write-offs of such loans and advances and (B) net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable, in such fiscal year), (w) no Intercompany Loan may be made pursuant to subclause (II) above at any time a Default or Event of Default has occurred and its continuing, (x) each Intercompany Loan shall be evidenced by an Intercompany Note, (y) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement and (z) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the Intercompany Note; provided further that any Intercompany Loans made to any Subsidiary Guarantor pursuant to sub-clause (I) or (III) of this clause (vii) shall cease to be permitted hereunder if such Subsidiary Guarantor ceases to constitute a Credit Party or a Wholly-Owned Domestic Subsidiary (except as a result of the sale of all of the Equity Interests of such Subsidiary Guarantor);

(viii)        Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.16;

(ix)           Contingent Obligations permitted by Section 10.04(x), to the extent constituting Investments;

(x)            so long as no Default or Event of Default exists or would exist immediately after giving effect to the respective Investment, the Borrower and its Subsidiaries shall be permitted to make Investments in any Joint Venture on any date in an amount not to exceed the Available Basket Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), it being understood and agreed that to the extent the Borrower or one or more other Credit Parties (after the respective Investment has been made) receives a cash return from the respective Joint Venture of amounts previously invested pursuant to this clause (x) (which cash return may be made by way of repayment of principal or payment of interest in the case of loans and cash equity returns (whether as a distribution, dividend or redemption or sale proceeds) in the case of equity investments) or a return in the form of an asset distribution from the respective Joint Venture of any asset previously contributed pursuant to this clause (x), then the amount of such cash return of investment or the Fair Market Value of such distributed asset, as the case may be, shall, upon the Administrative Agent’s receipt of a certification of the amount of the return of investment from an Authorized Officer, apply to increase the Available Basket Amount, provided that the aggregate amount of increases to the Available Basket Amount described above shall not exceed the amount of returned investment and, in no event, shall the amount of the increases made to the Available Basket Amount in respect of any Investment exceed the amount previously invested pursuant to this clause (x);

(xi)           the Borrower and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Borrower Common Stock (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(xii)          the Borrower and its Subsidiaries may receive and hold promissory notes, Equity Interests and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(iv);

(xiii)         the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xiv)        (I) the Borrower and any Subsidiary Guarantor may make capital contributions to or acquire Equity Interests of any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary, (II) the Borrower and its Domestic Subsidiaries may make capital contributions to or acquire Equity Interests of Wholly-Owned Foreign Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under clause (vii) of this Section 10.05, (III) any Wholly-Owned Foreign Subsidiary may make capital contributions to any other Wholly-Owned Foreign Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary, and (IV) any Credit Party may make capital contributions to or acquire Equity Interests of Juno India; provided that (w) in the case of capital contributions or issuances of Equity Interests to be made pursuant to preceding clause (IV), such capital contributions and the issuances of equity shall only be permitted, so long as (and only so long as) (A) the proceeds thereof are used solely for working capital purposes and general, administrative and operating expenses of Juno India and (B) Juno India at all times conducts its business on a basis consistent with its past practices as in effect on the Effective Date, (x) the aggregate amount of contributions, capitalizations and forgiveness made during any fiscal year of the Borrower pursuant to preceding subclause (II) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Wholly-Owned Foreign Subsidiaries under sub-clause (II) of Section 10.05(vii) above during such fiscal year of the Borrower, shall not exceed an amount equal to $7,500,000 (determined (A) without regard to any write-downs or write-offs of any such Intercompany Loans) and (B) net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable, in such fiscal year), (y) no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time a Default or Event of Default has occurred and its continuing, and (z) in the case of any contribution pursuant to preceding subclause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been or are concurrently taken; provided further that any Investment made in or to any Subsidiary Guarantor pursuant to sub-clause (I) of this clause (xiv) shall cease to be permitted hereunder if such Subsidiary Guarantor ceases to constitute a Credit Party or a Wholly-Owned Domestic Subsidiary (except as a result of the sale of all of the Equity Interests of such Subsidiary Guarantor);

(xv)         any Credit Party may make intercompany loans and capital contributions to Foreign Subsidiaries, and may capitalize or forgive any intercompany Indebtedness owed to them by a Foreign Subsidiary extended pursuant to this clause (xv), in each case on any given date, so long as (x) no Default or Event of Default has occurred and is continuing on such date and (y) the amount of the Investments made pursuant to this clause (xv) on such date (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution) does not exceed the Available Basket Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), it being understood and agreed that to the extent the Borrower or one or more other Credit Parties (after the respective Investment has been made) receives a cash return from the respective Foreign Subsidiary of amounts previously invested pursuant to this clause (xv) (which cash return may be made by way of repayment of principal or payment of interest in the case of loans and cash equity returns (whether as a distribution, dividend or redemption or sale proceeds) in the case of equity investments) or a return in the form of an asset distribution from the respective Foreign Subsidiary of any asset previously contributed pursuant to this clause (xv), then the amount of such cash return of investment or the Fair Market Value of such distributed asset, as the case may be, shall, upon the Administrative Agent’s receipt of a certification of the amount of the return of investment from an Authorized Officer, apply to increase the Available Basket Amount, provided that the aggregate amount of increases to the Available Basket Amount described above shall not exceed the amount of returned investment and, in no event, shall the amount of the increases made to the Available Basket Amount in respect of any Investment exceed the amount previously invested pursuant to this clause (xv);

(xvi)        the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary; and

(xvii)       in addition to investments permitted by clauses (i) through (xvi) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xvii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $5,000,000.

10.06.      Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)            Dividends may be paid to the extent provided in Section 10.03;

(ii)           loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)          customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries; and

(iv)          the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business.

10.07.      Capital Expenditures.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures made by all such Persons under this Section 10.07(a) does not exceed in the aggregate (x) for the period from the Effective Date through and including December 31, 2004, $2,000,000 or (y) for any fiscal year of the Borrower set forth below (taken as one accounting period) the sum of (i) the amount set forth opposite such fiscal year below plus (ii) an amount equal to 25% of the Acquired EBITDA of each Acquired Entity or Business acquired after the Effective Date and prior to the first day of the respective fiscal year set forth below for the trailing twelve months of such Acquired Entity or Business immediately preceding its acquisition for which financial statements have been made available to the Borrower and the Lenders plus (iii) during the respective fiscal year of any such acquisition of an Acquired Entity or Business, an amount equal to the amount for such Acquired Entity or Business specified in preceding clause (ii) multiplied by a percentage, the numerator of which is the number of days in such fiscal year after the date of the respective acquisition and the denominator of which is 365 or 366, as the case may be:

Fiscal Year Ending	Amount

December 31, 2005	$25.0 million
December 31, 2006	$26.0 million
December 31, 2007	$28.0 million
December 31, 2008	$30.0 million

(b)           In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a)(y) above in any fiscal year of the Borrower (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, 75% of such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year (it being understood and agreed that (x) no amounts once carried forward pursuant to this Section 10.07(b) may be carried forward to any subsequent fiscal year of the Borrower thereafter and (y) any such excess carried forward to the immediately succeeding fiscal year shall be utilized to make Capital Expenditures in such succeeding fiscal year before the amount set forth opposite such fiscal year in Section 10.07(a) shall be so utilized).

(c)           In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any sale, transfer or other disposition of assets so long as such Net Sale Proceeds are reinvested within 360 days following the date of such sale, transfer or other disposition but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment of Term Loans pursuant to Section 5.02(e).

(d)           In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds are used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of receipt of such Net Cash Proceeds from such Recovery Event, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment and/or commitment reduction pursuant to Section 5.02(g).

(e)           In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 9.16.

10.08.      Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest To	Ratio

December 31, 2004	1.10:1.00
March 31, 2005	1.10:1.00
June 30, 2005	1.10:1.00
September 30, 2005	1.10:1.00
December 31, 2005	1.10:1.00
March 31, 2006	1.10:1.00
June 30, 2006	1.10:1.00
September 30, 2006	1.10:1.00
December 31, 2006	1.10:1.00
March 31, 2007	1.25:1.00
June 30, 2007	1.25:1.00
September 30, 2007	1.25:1.00
December 31, 2007	1.25:1.00
March 31, 2008	1.50:1.00
June 30, 2008	1.50:1.00

Fiscal Quarter Ending Closest To	Ratio

September 30, 2008 and each fiscal quarter of the Borrower thereafter	1.50:1.00.

10.09.      Senior Leverage Ratio.  The Borrower will not permit the Senior Leverage Ratio at any time during a period set forth below to be greater than the amount set forth opposite such fiscal quarter below:

Period	Ratio

From the Effective Date through and including the day before the last day of the Borrower’s fiscal quarter ended June 30, 2005	1.50:1.00

The last day of the Borrower’s fiscal quarter ended June 30, 2005 through and including the day before the last day of the Borrower’s fiscal quarter ended December 31, 2005	1.25:1.00

The last day of the Borrower’s fiscal quarter ended December 31, 2005 through and including the day before the last day of the Borrower’s fiscal quarter ended December 31, 2006	1.00:1.00

Thereafter	0.75:1.00.

10.10.      Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio

From the Effective Date through and including the day before the last day of the Borrower’s fiscal quarter ended December 31, 2005	2.00:1.00

The last day of the Borrower’s fiscal quarter ended December 31, 2005 through and including the day before the last day of the Borrower’s fiscal quarter ended December 31, 2006	1.75:1.00

Thereafter	1.50:1.00.

10.11.      Limitations on Voluntary Payments of Indebtedness, Modifications of Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)            amend, modify, change or waive any term or provision of any Tender Offer Document, except to the extent any such amendment, modification, change or waiver could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(ii)           amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation, other than any certificate of designation relating to Qualified Preferred Stock or Permitted Disqualified Preferred Stock issued as permitted herein), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other Equity Interests (other than a Qualified Preferred Stock Document or a Permitted Disqualified Preferred Stock Document), unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii)          on and after the execution and delivery thereof, amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Permitted Subordinated Notes Document, any Shareholder Subordinated Note, any Qualified Preferred Stock Document or any Permitted Disqualified Preferred Stock Document, unless such amendment, modification or waiver contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders in any respect;

(iv)          make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Permitted Subordinated Notes; provided that, Permitted Exchange Subordinated Notes may be issued as contemplated by the definition of Permitted Subordinated Notes and consistent with the definition of Permitted Exchange Subordinated Notes;

(v)           make (or give any notice in respect of) any principal or interest payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note, except to the extent permitted by Section 10.03(v); or

(vi)          on and after the execution and delivery of any Permitted Subordinated Notes Document, designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” (or similar term) other than the Obligations.

10.12.      Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii), (x), (xi) (solely with respect to contractual landlords Liens and Liens permitted under subclause (y) thereof), (xv), (xvi) or (xvii)(x), (vii) restrictions applicable to any Joint Venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 10.05 or a Permitted Acquisition effected in accordance with Section 9.16, provided that the restrictions applicable to the respective such Joint Venture are not made worse, or more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, and (viii) on and after the execution and delivery thereof, the Permitted Subordinated Notes Documents.

10.13.      Limitation on Issuance of Equity Interests.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity (other than Preferred Equity issued pursuant to clauses (c) and (d) below) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that are (x) redeemable at the sole option of the Borrower or such Subsidiary, as the case may be, or (y) “redeemable” as a result of the repayment of Indebtedness convertible into Equity Interests permitted by Section 10.04, to the extent the repayment thereof is permitted by Section 10.11.

(b)           The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership (determined on a consolidated basis for the Borrower and its Subsidiaries, taken as a whole) of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) Non-Wholly Owned Subsidiaries may issue Equity Interests, subject to compliance with Section 5.02(c) and (vi) StayFriends GmbH may issue or sell its Equity Interests to T-Online International AG, to the extent permitted by Section 10.02(xvii).

(c)           The Borrower may issue Permitted Disqualified Preferred Stock from time to time, so long as (i) no Default of Event of Default then exists or would exist immediately after giving effect to the respective issuance, (ii) the aggregate liquidation preference of any Permitted Disqualified Preferred Stock so issued pursuant to this Section 10.13(c) shall not exceed, when aggregated with (I) the aggregate liquidation preference of all other Permitted Disqualified Preferred Stock issued pursuant to this Section 10.13(c) after the Effective Date and then outstanding and (II) the aggregate principal amount of all Permitted Subordinated Notes then outstanding, the Maximum Junior Capital Amount as then in effect, (iii) calculations are made by the Borrower demonstrating compliance with the covenants contained in Sections 10.08, 10.09 and 10.10 for the Calculation Period most recently ended prior to the date of the respective issuance of Permitted Disqualified Preferred Stock, determined on a Pro Forma Basis (after giving effect to the respective issuance of Permitted Disqualified Preferred Stock), (iv) calculations are made by the Borrower demonstrating compliance with a Senior Leverage Ratio of less than 1.00:1.00 at such time, determined on a Pro Forma Basis (after giving effect to the respective issuance of Permitted Disqualified Preferred Stock), (v)  the Net Cash Proceeds from the respective issuance of Permitted Disqualified Preferred Stock shall be applied to repay Term Loans, as, and to the extent, required by Section 5.02(c), (vi) same is not issued directly as consideration in connection with a purchase, acquisition or other investment made by the Borrower or any of its Subsidiaries and (vii) the Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying, to the best of his or her knowledge, as to compliance with the requirements of this Section 10.13(c) and containing the calculations (in reasonable detail) required by the preceding clauses (iii) and (iv).

(d)           The Borrower may issue Qualified Preferred Stock (x) in payment of regularly accruing dividends on outstanding shares of Qualified Preferred Stock as contemplated by Section 10.03(viii) and (y) so long as, with respect to each other issue of Qualified Preferred Stock, the Borrower receives reasonably equivalent consideration (as determined in good faith by the Borrower).

10.14.      Business; etc.  The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business.

10.15.      Limitation on Creation of Subsidiaries and Joint Ventures.  (a) The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary (other than Joint Ventures permitted to be established in accordance with the requirements of Section 10.15(b)), provided that (A) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as, in each case, (i) prompt written notice thereof is given to the Administrative Agent, (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests so required to be pledged, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) in the case of a Domestic Subsidiary, such new Domestic Subsidiary promptly executes a counterpart of the Subsidiaries Guaranty, the Pledge Agreement and the relevant Security Documents, and (iv) to the extent requested by the Administrative Agent or the Required Lenders, such new Subsidiary takes all actions required pursuant to Section 9.12 and (B) Subsidiaries may be acquired pursuant to Permitted Acquisitions so long as, in each such case (i) with respect to each Wholly-Owned Domestic Subsidiary acquired pursuant to a Permitted Acquisition, the actions specified in preceding clause (A) shall be taken and (ii) with respect to each Subsidiary which is not a Wholly-Owned Subsidiary and is acquired pursuant to a Permitted Acquisition, all capital stock or other Equity Interests thereof owned by any Credit

Party shall be pledged as, and to the extent, required by the Pledge Agreement.  In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 7 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Borrowing Date.

(b)           In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Effective Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 10.05(x), provided that all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Pledge Agreement.

10.16.      Cash on Balance Sheet.  The Borrower will not permit the aggregate amount of Unrestricted cash and Cash Equivalents held by the Borrower and the Subsidiary Guarantors to be less than $25,000,000 at any time.

SECTION 11.         Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01.      Payments.  The Borrower shall (i) default in the payment when due of any principal of any Term Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Term Loan or Note or of any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02.      Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03.      Covenants.  The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(g)(i), 9.08, 9.11, 9.14, 9.15, 9.16 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04.      Default Under Other Agreements.  (i)  The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $4,000,000; or

11.05.      Bankruptcy, etc.  The Borrower  or any of its Subsidiaries (excluding Insignificant Subsidiaries) commences a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extender credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries), to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries), or the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries), or there is commenced against the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries (excluding Insignificant Subsidiaries) for the purpose of effecting any of the foregoing; or

11.06.      ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection ..62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the

Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, or any Credit Party has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan; any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07.      Security Documents.  Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as otherwise provided therein or as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue unremedied for a period of 15 days after the earlier of (x) written notice thereof to the defaulting party by the Administrative Agent, the Collateral Agent or the Required Lenders or (y) an executive officer of the defaulting party becoming aware of such default; or

11.08.      Subsidiaries Guaranty.  The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

11.09.      Judgments.  One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower (excluding Insignificant Subsidiaries) involving in the aggregate for the Borrower and its Subsidiaries (excluding Insignificant Subsidiaries) a liability (to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees shall not be paid, satisfied, vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments equals or exceeds $3,000,000; or

11.10.      Change of Control.  A Change of Control shall occur; or

11.11.      Subordination.  On and after the execution and delivery of the Permitted Subordinated Notes Documents and any Shareholder Subordinated Note, (i) the Permitted Subordinated Notes, any guarantees thereof pursuant to the Permitted Subordinated Notes Documents or any Shareholder Subordinated Note shall cease, for any reason, to be validly subordinated to the Obligations of the Borrower or the Guaranteed Obligations (as defined in the Subsidiaries Guaranty) of the Subsidiary Guarantors, as the case may be, as provided in the Permitted Subordinated Notes Documents or the respective Shareholder Subordinated Note, as the case may be, or any Credit Party or the holders of at least 25% in aggregate principal amount of any issue of Permitted Subordinated Notes or of the Shareholder Subordinated Notes, as the case may be, shall so assert; or (ii) all of the Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including, without limitation, the Subsidiaries Guaranty) shall fail, or cease, to be included within the definitions of “Senior Debt” (or similar such term) and “Designated Senior Debt” included in the subordination provisions contained in the Permitted Subordinated Notes Documents;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 12.         The Administrative Agent.

12.01.      Appointment.  The Lenders hereby irrevocably designate and appoint Deutsche Bank Trust Company Americas as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Deutsche Bank Trust Company Americas in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02.      Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)           Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agents as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03.      Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04.      Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the

Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05.      Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06.      Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07.      The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Term Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lender,” “Required Lenders,” “Supermajority Lenders,” “holders of Notes” and any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08.      Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment,

transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09.      Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)           If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)           Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10.      Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)           The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11.      Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.         Miscellaneous.

13.01.      Payment of Expenses, etc.  The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other indemnified matter (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02.      Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any other Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03.      Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04.      Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans in the ordinary course of its business and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans in the ordinary course of its business and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans in the ordinary course of its business and any other fund that invests in loans in the ordinary course of its business and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s delivery to the Borrower of an affidavit of loss with respect thereto and indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Term Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Term Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05.      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06.      Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07.      Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)           All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

13.08.      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY

IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)           THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09.      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10.      Execution.  This Agreement shall be fully executed on the date (the “Execution Date”) on which the Borrower, the Administrative Agent, the Lead Arranger and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11.      Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12.      Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Term Loan or Note beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (4) reduce the amount of, or extend the date of, any Scheduled Repayment without the consent of the Supermajority Lenders, or amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Term Loans are included on the Effective Date) without the consent of the Supermajority Lenders.

(b)           If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Term Loans of such Lender in accordance with Section 5.01(b), provided that, unless the Term Loans that are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13.      Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14.      Domicile of Term Loans.  Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15.      Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders and each repayment in respect of the principal amount of the Term Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Term Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Term Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered

Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Term Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16.      Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender or its affiliate, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17.      Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and capital stock and other Equity Interests in, various Persons owned by the respective

Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the capital stock and other Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said capital stock, other Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose capital stock or other Equity Interests are pledged, under the Security Documents.  The Borrower hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, the Borrower shall, and shall cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be reasonably necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.  If requested to do so pursuant to this Section 13.17, all such actions shall be taken in accordance with the provisions of this Section 13.17 and Section 9.12 and within the time periods set forth therein.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to capital stock of, other Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 13.17, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of this Section 13.17.

13.18.      Limitation on Additional Amounts, etc.  Notwithstanding anything to the contrary contained in Section 2.10, 2.11 or 5.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under such Section within six months after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 2.10, 2.11 or 5.04, as the case may be, to the extent of the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs six months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.10, 2.11 or 5.04, as the case may be.  This Section 13.18 shall have no applicability to any Section of this Agreement other than said Sections 2.10, 2.11 or 5.04.

13.19.      Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

(a)           (i)  The Credit Parties are not required to have filed (or cause to have filed) on or prior to the Borrowing Date Financing Statements (on Form UCC-1) or amendments thereto (on Form UCC-3) necessary to perfect the security interests purported to be created by the Security Agreement or the Pledge Agreement and (ii) not later than the 7th day after the Borrowing Date (or such longer period as the Administrative Agent shall agree to in its sole discretion), the Credit Parties shall have filed (or cause to have filed) all of such Financing Statements (Form UCC-1) or amendments thereto (on Form UCC-3) necessary to perfect the security interest purported to be created by the Security Agreement and the Pledge Agreement.

(b)           (i) None of NetZero, Inc., Juno Online Services, Inc. and Classmates International, Inc. is required to deliver the certificates evidencing the capital stock of Juno India, StayFriends GmbH or Klassträffen Sweden AB, as the case may be,  pledged pursuant to the Pledge Agreement and (ii) within 15 days following the Borrowing Date (or such longer period as the Administrative Agent shall agree to in its sole discretion), the respective Subsidiary of the Borrower shall deliver its relevant certificate to the Collateral Agent pursuant to the Pledge Agreement.

(c)           The Borrower and each relevant Subsidiary shall use commercially reasonable efforts to obtain and deliver to the Collateral Agent fully executed landlord waivers and/or bailee agreements in respect of those Leaseholds designated as “Leaseholds Subject to Landlord Waivers” on Schedule III hereto, each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Collateral Agent.

(d)           Within 90 days after the Borrowing Date, the Borrower shall have caused the organizational documents of Juno India to be amended to eliminate all prohibitions and restrictions on the pledge, assignment or transfer of Equity Interests of Juno India (including, without limitation, (i) any requirement of notice of such pledge, transfer or assignment, (ii) any right of first refusal in favor of existing shareholders and (iii) any prohibition on such pledge, assignment or transfer without the sanction of the board of directors of Juno India).

(e)           The Borrower shall have used commercially reasonable efforts to obtain Form UCC-3 termination statements reasonably satisfactory to the Administrative Agent in respect of the Liens marked with an asterisk on Schedule VII hereto and caused same to be filed in the appropriate governmental office within 60 days following the Borrowing Date (or such longer period as the Administrative Agent shall agree to in its sole discretion).

(f)            Within 45 days following the Borrowing Date, NetZero, Inc. shall have closed, or delivered to the Collateral Agent “control” agreements (in the form required by Section 3.2(b)(i) of the Pledge Agreement and otherwise in form and substance reasonably satisfactory to the Collateral Agent) with respect to, its securities accounts numbered CP-12695-G2, 19-78710, 19-78C87 and 19-21764 maintained with UBS or Morgan Stanley, as the case may be.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 13.19 have been taken (or were required to be taken).  The incurrence of Term Loans on the Borrowing Date shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 13.19 will be, or have been, taken within the relevant time periods referred to in this Section 13.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

21301 Burbank Blvd.	UNITED ONLINE, INC.
Woodland Hills, California 91367
Attention: General Counsel
Telephone No.: (818) 287-3000
Telecopier No.: (818) 287-3010
	By:	/s/ Charles S. Hilliard
		Name:	Charles S. Hilliard
		Title:	Executive Vice President, Finance and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY
AMERICAS, Individually and as
Administrative Agent

	By:	/s/ Anca Trifan
		Name:	Anca Trifan
		Title:	Director

DEUTSCHE BANK SECURITIES INC., as
Lead Arranger

	By:	/s/ Nicholas Hayes
		Name:	Nicholas Hayes
		Title:	Vice President

	By:	/s/ Daniel Toscano
		Name:	Daniel Toscano
		Title:	Managing Director